Exhibit 10.2
EXECUTION VERSION
$750,000,000
CREDIT AGREEMENT
Dated June 18, 2014
Among
MOLSON COORS BREWING COMPANY
THE BORROWING SUBSIDIARIES PARTY HERETO
THE LENDERS PARTY HERETO
DEUTSCHE BANK AG NEW YORK BRANCH
As Administrative Agent and a US Issuing Bank
DEUTSCHE BANK AG, CANADA BRANCH
As Canadian Administrative Agent
BANK OF AMERICA, N.A.
As a US Issuing Bank
_________________
DEUTSCHE BANK SECURITIES INC., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and UBS SECURITIES LLC
As Joint Lead Arrangers and Joint Bookrunners
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and
UBS SECURITIES LLC
As Co-Syndication Agents
_________________

TABLE OF CONTENTS
Page
ARTICLE I
Definitions
SECTION 1.01.    Defined Terms                                    1
SECTION 1.02.    Classification of Loans and Borrowings                        28
SECTION 1.03.    Terms Generally                                    28
SECTION 1.04.    Accounting Terms; GAAP                                29
SECTION 1.05.    Exchange Rates                                    29
SECTION 1.06.    Letter of Credit Amounts                                29

ARTICLE II
The Credits
SECTION 2.01.    Commitments                                    30
SECTION 2.02.    Loans and Borrowings                                30
SECTION 2.03.    Requests for Borrowings                                31
SECTION 2.04.    Letters of Credit                                    32
SECTION 2.05.    Canadian Bankers’ Acceptances                            37
SECTION 2.06.    Funding of Borrowings and B/A Drawings                        40
SECTION 2.07.    Interest Elections and Contract Periods                        40
SECTION 2.08.    Termination, Reduction, Increase and Extension of Commitments            42
SECTION 2.09.    Repayment of Loans and B/As; Evidence of Debt                    45
SECTION 2.10.    Prepayment of Loans                                45
SECTION 2.11.    Fees                                        47
SECTION 2.12.    Interest                                        48
SECTION 2.13.    Alternate Rate of Interest                                49
SECTION 2.14.    Increased Costs                                    49
SECTION 2.15.    Break Funding Payments                                50
SECTION 2.16.    Taxes                                        51
SECTION 2.17.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs                54
SECTION 2.18.    Mitigation Obligations; Replacement of Lenders                    55
SECTION 2.19.    Designation of Borrowing Subsidiaries                        56
SECTION 2.20.    Additional Reserve Costs                                56
SECTION 2.21.    Defaulting Lenders                                57

ARTICLE III
Representations and Warranties
SECTION 3.01.    Organization; Powers                                59
SECTION 3.02.    Authorization; Enforceability                            59
SECTION 3.03.    Governmental Approvals; No Conflicts                        59
SECTION 3.04.    Financial Condition; No Material Adverse Change                    60
SECTION 3.05.    Properties                                    60
SECTION 3.06.    Litigation and Environmental Matters                        60
SECTION 3.07.    Compliance with Laws and Agreements                        61
SECTION 3.08.    Investment Company Status                            61
SECTION 3.09.    Taxes                                        61

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Page

SECTION 3.10.    ERISA and Pension Plans                                61
SECTION 3.11.    Disclosure                                    61
SECTION 3.12.    Margin Stock                                    61
SECTION 3.13.    Subsidiaries; Guarantee Requirement                        62
SECTION 3.14.    USA PATRIOT ACT; FCPA                            62

ARTICLE IV
Conditions
SECTION 4.01.    Closing Date                                    62
SECTION 4.02.    Each Credit Event                                63
SECTION 4.03.    Initial Credit Event for each Borrowing Subsidiary                    64

ARTICLE V
Affirmative Covenants
SECTION 5.01.    Financial Statements and Other Information                        64
SECTION 5.02.    Notices of Material Events                                66
SECTION 5.03.    Existence; Conduct of Business                            66
SECTION 5.04.    Payment of Taxes                                    67
SECTION 5.05.    Maintenance of Properties; Insurance                        67
SECTION 5.06.    Books and Records; Inspection Rights                        67
SECTION 5.07.    Compliance with Laws                                67
SECTION 5.08.    Use of Proceeds                                    67
SECTION 5.09.    Guarantee Requirement; Elective Guarantor                        67

ARTICLE VI
Negative Covenants
SECTION 6.01.    Priority Indebtedness                                68
SECTION 6.02.    Liens                                        69
SECTION 6.03.    Fundamental Changes                                70
SECTION 6.04.    Transactions with Affiliates                            71
SECTION 6.05.    Leverage Ratio                                    71

ARTICLE VII
Events of Default
SECTION 7.01.    Events of Default                                    71

ARTICLE VIII
Guarantee
ARTICLE IX
The Agents

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ARTICLE X
Miscellaneous
SECTION 10.01.    Notices                                        78
SECTION 10.02.    Waivers; Amendments                                78
SECTION 10.03.    Expenses; Indemnity; Damage Waiver                        79
SECTION 10.04.    Successors and Assigns                                81
SECTION 10.05.    Survival                                        84
SECTION 10.06.    Counterparts; Integration; Effectiveness                        84
SECTION 10.07.    Severability                                    85
SECTION 10.08.    Right of Setoff                                    85
SECTION 10.09.    Governing Law; Jurisdiction; Consent to Service of Process                85
SECTION 10.10.    WAIVER OF JURY TRIAL                            85
SECTION 10.11.    Headings                                    86
SECTION 10.12.    Confidentiality                                    86
SECTION 10.13.    Interest Rate Limitation                                86
SECTION 10.14.    Conversion of Currencies                                87
SECTION 10.15.    USA Patriot Act                                    87
SECTION 10.16.    Interest Act (Canada)                                87

SCHEDULES:
Schedule 2.01    Commitments
Schedule 2.04    LC Commitments
Schedule 2.17    Payment Instructions
Schedule 3.06    Disclosed Matters
Schedule 3.13    Subsidiary Guarantors
Schedule 6.01    Existing Priority Indebtedness
Schedule 6.02    Existing Liens
EXHIBITS:
Exhibit A    Form of Borrowing Request
Exhibit B-1    Form of Borrowing Subsidiary Agreement
Exhibit B-2    Form of Borrowing Subsidiary Termination
Exhibit C    Form of Assignment and Assumption
Exhibit D    [Reserved]
Exhibit E    Form of Subsidiary Guarantee Agreement
Exhibit F    Issuing Bank Agreement

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CREDIT AGREEMENT dated as of June 18, 2014 among MOLSON COORS BREWING COMPANY, a Delaware corporation; MOLSON COORS BREWING COMPANY (UK) LIMITED, MOLSON CANADA 2005, MOLSON COORS CANADA INC. and MOLSON COORS INTERNATIONAL LP, each a subsidiary of the Company; the LENDERS party hereto; DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and an Issuing Bank; DEUTSCHE BANK AG, CANADA BRANCH, as Canadian Administrative Agent; and BANK OF AMERICA, N.A. as an Issuing Bank.
The Borrowers have requested that the Lenders establish the credit facility provided for herein in an aggregate initial principal amount of US$750,000,000. The proceeds of the Loans and B/A Drawings made hereunder will be used to provide working capital from time to time for the Borrowers and their Subsidiaries and for their other general corporate purposes (including, without limitation, capital expenditures, investments, refinancings, restricted payments and share repurchases) of the Company and the Subsidiaries. The Lenders are willing to establish such credit facility upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I
Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2012 Senior Notes” means each of the senior unsecured notes issued by the Company on May 3, 2012, as amended, restated and supplemented from time to time.
“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period divided by (b) 1.00 minus the Statutory Reserves (other than reserves to the extent covered by Section 2.20) applicable to such Eurocurrency Borrowing.
“Adjusted Global Tranche Percentage” means any Lender’s Global Tranche Percentage adjusted to exclude from the calculation thereof the Commitment of any Defaulting Lender. If the Commitments have terminated, the Adjusted Global Tranche Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Adjusted Tranche Percentage” means an Adjusted Global Tranche Percentage or an Adjusted US/UK Tranche Percentage, as applicable.
“Adjusted US/UK Tranche Percentage” means any Lender’s US/UK Tranche Percentage adjusted to exclude from the calculation thereof the Commitment of any Defaulting Lender. If the Commitments have terminated, the Adjusted US/UK Tranche Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Administrative Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent appointed in accordance with Article IX.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agents” means, collectively, the Administrative Agent and the Canadian Administrative Agent.
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a Eurocurrency Loan with a one month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.

Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Alternative Currency” means any currency other than US Dollars.
“Applicable Agent” means (a) with respect to (i) a Loan to or Borrowing by the Company, a US Borrowing Subsidiary or a UK Borrowing Subsidiary, (ii) a Letter of Credit issued for the account of the Company or a US Borrowing Subsidiary or (iii) any payment hereunder that does not relate to a particular Loan or Borrowing, the Administrative Agent and (b) with respect to (i) a Loan to or Borrowing by a Canadian Borrowing Subsidiary, (ii) a B/A or (iii) a Letter of Credit issued for the account of a Canadian Borrowing Subsidiary, the Canadian Administrative Agent.
“Applicable Canadian Pension Legislation” means, at any time, any Canadian pension legislation then applicable to any Canadian Borrowing Subsidiary, including all regulations made thereunder, and all rules, regulations, rulings and interpretations made or issued by any Governmental Authority having or asserting jurisdiction in respect thereof, excluding, all such legislation, rules, regulations, rulings and interpretations applicable to the Canada Pension Plan, the Quebec Pension Plan and any other similar plan established and maintained by any Governmental Authority.
“Applicable Creditor” has the meaning set forth in Section 10.14(b).
“Applicable Rate” means, for any day, with respect to any Eurocurrency Loan or B/A Drawing, or with respect to the Commitment Fees, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency and B/A Drawing Rate,” “Commitment Fee Rate” or “Letter of Credit Participation Fee Rate,” as the case may be, based upon the ratings by S&P, Moody’s and Fitch, respectively, applicable on such date to the Index Debt on such date:

Index Debt Ratings (S&P, Moody’s or Fitch)	Eurocurrency and B/A Drawing Rate	Commitment Fee Rate	Letter of Credit Participation Fee Rate
Rating Level 1 BBB+ / Baa1 / BBB+ or above	0.875%	0.100%	0.775%
Rating Level 2 BBB / Baa2 / BBB	1.125%	0.125%	1.000%
Rating Level 3 BBB- / Baa3 / BBB-	1.375%	0.175%	1.200%
Rating Level 4 BB+ / Ba1 / BB+	1.875%	0.225%	1.650%
Rating Level 5 BB / Ba2 / BB or below	2.000%	0.300%	1.700%

For purposes of the foregoing, (a) if any of Moody’s, S&P or Fitch shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Rating Level 5; (b) (x) if at least two of the Index Debt ratings from each of Moody’s, S&P and Fitch are in the same Category, then the pricing will be based on such Rating Level; and (y) if the three Index Debt ratings from each of

Moody’s, S&P and Fitch are each in different Rating Levels, then the applicable Rating Level shall be the middle Rating Level of the three such Rating Levels; and (c) if the ratings established by any of Moody’s, S&P or Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of such rating agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders pursuant to Section 5.01(f) hereof or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, or if any such rating agency shall not have in effect a rating for the Index Debt notwithstanding the Company’s good faith efforts to cause such a rating to be in effect, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating of the other rating agencies or, if there shall be no such rating, the applicable ratings of Moody’s, S&P or Fitch most recently in effect.
“Arrangers” means Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC each in its capacity as a joint lead arranger and joint bookrunner for the revolving credit facility evidenced by this Agreement.
“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit C or any other form approved by the Administrative Agent.
“Attributable Debt” means, with respect to any Sale-Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale-Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.
“B/A” means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by a Canadian Borrowing Subsidiary and accepted by a Global Tranche Lender in accordance with the terms of this Agreement.
“B/A Drawing” means B/As accepted and purchased on the same date and as to which a single Contract Period is in effect, including any B/A Equivalent Loans made on the same date and as to which a single Contract Period is in effect.
“B/A Equivalent Loan” is defined in Section 2.05(k).

“Bank Levy” means any amount payable by any Lender, Agent, Issuing Bank or any of its Affiliates in relation to (a) the UK bank levy as set out in the Finance Act 2011, (b) the French taxe bancaire de risque systémique as set out in Article 235 ter ZE of the French Code Général des impôts, (c) the German bank levy as set out in the German Restructuring Fund Act 2010 (Restrukturierungsfondsgesetz) (as amended), (d) the Dutch bankenbelasting as set out in the bank levy act (Wet bankenbelasting), (e) the Swedish bank levy as set out in the Swedish Act on State Support to Credit Institutions (Sw. lag (2008:814) (lag om statligt stöd till kreditinstitut)) and (f) any other Tax of a similar nature imposed in any jurisdiction in a similar context or for a similar reason, provided that the entirety of this definition shall be construed solely by reference to law and practice no more onerous than as it stood as at the date of this Agreement.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means the Company or any Borrowing Subsidiary.
“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, $5,000,000, (b) in the case of a Borrowing denominated in Canadian Dollars, Cdn.$5,000,000, (c) in the case of a Borrowing denominated in Sterling, £5,000,000 and (d) in the case of a Borrowing denominated in Euro, €5,000,000.
“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, $1,000,000, (b) in the case of a Borrowing denominated in Canadian Dollars, Cdn.$1,000,000, (c) in the case of a Borrowing denominated in Sterling, £1,000,000 and (d) in the case of a Borrowing denominated in Euro, €1,000,000.
“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03 in the form of Exhibit A hereto.
“Borrowing Subsidiary” means the Initial Borrowing Subsidiaries and any other Subsidiary that has been designated as a Borrowing Subsidiary pursuant to Section 2.19, in each case to the extent any such Borrowing Subsidiary has not ceased to be a Borrowing Subsidiary as provided in Section 2.19.
“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit B-1.
“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit B-2.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that, (a) when used in connection with (i) a Eurocurrency Loan, (ii) a Loan denominated in Sterling or Euro or (iii) a Loan made to a UK Borrowing Subsidiary, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, (b) when used in connection with (i) a Loan denominated in Canadian Dollars or made to a Canadian Borrowing Subsidiary, (ii) a B/A or (iii) a Letter of Credit issued for the account of a Canadian Borrowing Subsidiary, the term “Business Day” shall also exclude any day that is not a day on which banks are open for dealings in deposits in Canadian Dollars in both Toronto and Montreal and (c) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euro.
“Calculation Date” means the last Business Day of each fiscal quarter of the Company.
“Canadian Administrative Agent” means Deutsche Bank AG, Canada Branch or any successor thereto appointed in accordance with Article IX.
“Canadian Base Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the interest rate per annum publicly announced from time to time by the Canadian Administrative Agent as its reference rate in effect on such day at its principal office in Toronto for determining interest rates applicable to commercial loans denominated in Canadian Dollars and made by it in Canada (each change in such reference rate being effective from and including the date such change is publicly announced as being effective) and (b) the interest rate per annum equal to the sum of (i) the CDOR Rate on such day (or, if such rate is not so reported on the Reuters Screen CDOR Page, the average of the rate quotes for bankers’ acceptances denominated in Canadian Dollars with a term of 30 days received by the Canadian Administrative Agent at approximately 10:00 a.m., Toronto time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) from one or more banks of recognized standing selected by it) and (ii) 0.50% per annum.
“Canadian Borrowing Subsidiary” means any Borrowing Subsidiary that is incorporated or otherwise organized under the laws of Canada or any political subdivision thereof.
“Canadian Dollars” or “Cdn.$” means the lawful money of Canada.
“Canadian Issuing Bank” means each Lender that has become a Canadian Issuing Bank hereunder as provided in Section 2.04(i), in each case in its capacity as issuer of Global Tranche Letters of Credit for the accounts of Canadian Borrowing Subsidiaries hereunder, and its successors in such capacity as provided in Section 2.04(j). A Canadian Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Canadian Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Canadian Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of Canada or any political subdivision thereof.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“CDOR Rate” means, on any date, an interest rate per annum equal to the average discount rate applicable to bankers’ acceptances denominated in Canadian Dollars with a term of 30 days (for purposes of the definition of “Canadian Base Rate”) or with a term equal to the Contract Period of the relevant B/As (for purposes of the definition of “Discount Rate”) appearing on the Reuters Screen CDOR Page (or on any successor or substitute page of such Screen, or any successor to or substitute for such Screen, providing rate quotations comparable to those currently provided on such page of such Screen, as determined by the Canadian Administrative Agent from time to time) at approximately 10:00 a.m., Toronto time, on such date (or, if such date is not a Business Day, on the next preceding Business Day).
“Change in Control” means (a) at any time when the Permitted Holders do not beneficially own Equity Interests representing more than 50% of the aggregate voting power for the election of the board of directors represented by the issued and outstanding Equity Interests of the Company, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than any Permitted Holder, of Equity Interests representing more than 30% of the aggregate voting power for the election of the board of directors represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company or a majority in interest of the Permitted Holders nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group, other than any Permitted Holder (it being agreed that for purposes of this clause (c), no officer of the Company will be deemed to Control the Company by virtue of his or her position as such).
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law, but if not having the force of law, being of a type with which such Person would ordinarily comply) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued, other than requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III that Lenders are required to comply with prior to the date hereof.
“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Global Tranche Loans, US/UK Tranche Loans or Loans made under Commitments established pursuant to Section 2.08(e) and, when used in reference to any Commitment, refers to whether such Commitment is a US/UK Tranche Commitment, a Global Tranche Commitment or a Commitment established pursuant to Section 2.08(e).
“Closing Date” means June 18, 2014, the date on which the conditions in Section 4.01 were first satisfied.
“Closing Date Borrowing Request” has the meaning set forth in Section 2.03.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means a Global Tranche Commitment or a US/UK Tranche Commitment or any combination thereof (as the context requires).

“Commitment Fees” has the meaning set forth in Section 2.11(a).
“Commitment Letter” means the commitment letter, dated as of May 13, 2014 with respect to the financing of the Transactions, among the Company and the Arrangers.
“Competitor” means any Person that competes with any Borrower and its Subsidiaries in the industries in which they conduct their business.
“Company” means Molson Coors Brewing Company.
“Consolidated EBITDA” means, for any period, consolidated net income of the Company and the Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such consolidated net income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense, franchise taxes and state single business unitary and similar taxes imposed in lieu of income taxes or capital taxes for such period, (iii) all amounts attributable to depreciation and amortization (or other impairment of intangible assets) for such period, (iv) any non-cash charges and non-cash losses (including any write-off of deferred financing costs and the effects of purchase accounting) for such period (provided that any cash payment made with respect to any such non-cash charge or non-cash loss shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made), (v) any extraordinary, unusual or nonrecurring charges or losses for such period, (vi) all costs, fees and expenses during such period related to any restructuring (including, without limitation, related severance costs, retention bonuses, relocation expenses, expenses related to the closure of facilities and similar costs and expenses), issuance of equity, recapitalization, asset disposition, acquisition or Indebtedness, (vii) all expenses and charges which have been reimbursed by a third party, to the extent such reimbursement has not been included in consolidated net income, (viii) losses realized upon the disposition of property (other than inventory), (ix) expenses, charges and losses associated with the sale or discontinuance of any business operation to the extent such expenses, charges or losses are recorded at or about the time of such sale or discontinuance, (x) to the extent not included in consolidated net income, payments received from business interruption insurance or product recalls, (xi) losses of MillerCoors recognized under equity method accounting and (xii) any non-cash costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement (provided that any cash payment made with respect to any such non-cash cost or non-cash expense shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made), minus (b) without duplication and to the extent included in determining consolidated net income of the Company and the Subsidiaries, the sum of (i) income of MillerCoors recognized under equity method accounting, (ii) any extraordinary, unusual or nonrecurring gains for such period and (iii) gains realized upon the disposition of property (other than inventory), all determined on a consolidated basis in accordance with GAAP, minus (c) to the extent included in determining consolidated net income of the Company and the Subsidiaries, cash distributions received by the Company and the Subsidiaries from MillerCoors, plus (d) without duplication and to the extent not otherwise included in determining consolidated net income of the Company and its Subsidiaries, an amount (which amount may be less than zero) equal to (i) the MillerCoors Average Ownership Percentage for such period multiplied by (ii) the Consolidated MillerCoors EBITDA for such period. In the event that there shall have occurred any acquisition or disposition of a business or a business unit during any period for which Consolidated EBITDA is to be determined, such determination shall be made on a pro forma basis (in accordance with Regulation S-X under the Securities Act of 1933) as if such acquisition or disposition and any related incurrence or repayment of Indebtedness had occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including (a) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (b) the amortization of all fees (including fees with respect to interest rate protection agreements or other interest rate hedging arrangements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP, (c) commissions, discounts and other fees and charges owed in respect of letters of credit to the extent included in interest expense in accordance with GAAP and (d) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP.
“Consolidated MillerCoors EBITDA” means, for any period, consolidated net income of MillerCoors and its subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such consolidated net income, the sum of (i) Consolidated MillerCoors Interest Expense for such period, (ii) consolidated income tax expense, franchise taxes and state single business unitary and similar taxes imposed in lieu of income taxes or capital taxes for such period, (iii) all amounts attributable to depreciation and amortization (or other impairment of intangible assets) for such period, (iv) any non-cash charges and non-cash losses (including any write-off of deferred financing costs and the effects of purchase accounting) for such period (provided that any cash payment made with respect to any such non-cash charge or non-cash loss shall be subtracted in computing Consolidated MillerCoors EBITDA during the period in which such cash payment is made), (v) any extraordinary, unusual or non-recurring charges or losses for such period, (vi) all costs, fees and expenses during such period related to any restructuring (including, without limitation, related severance costs, retention bonuses, relocation expenses, expenses related to the closure of facilities and similar costs and expenses), issuance of equity, recapitalization, asset disposition, acquisition or Indebtedness, (vii) all expenses and charges which have been reimbursed by a third party, to the extent such reimbursement has not been included in consolidated net income, (viii) losses realized upon the disposition of property (other than inventory), (ix) expenses, charges and losses associated with the sale or discontinuance of any business operation to the extent such expenses, charges or losses are recorded at or about the time of such sale or discontinuance and (x) to the extent not included in consolidated net income, payments received from business interruption insurance or product recalls, minus (b) without duplication and to the extent included in determining consolidated net income of the MillerCoors and its subsidiaries, the sum of (i) any extraordinary, unusual or nonrecurring gains for such period and (ii) gains realized upon the disposition of property (other than inventory), all determined on a consolidated basis in accordance with GAAP. In the event that there shall have occurred any acquisition or disposition of a business or a business unit during any period for which Consolidated MillerCoors EBITDA is to be determined, such determination shall be made on a pro forma basis (in accordance with Regulation S-X under the Securities Act of 1933) as if such acquisition or disposition and any related incurrence or repayment of Indebtedness had occurred on the first day of such period.
“Consolidated MillerCoors Interest Expense” means, for any period, the total interest expense of MillerCoors and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including (a) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (b) the amortization of all fees (including fees with respect to interest rate protection agreements or other interest rate hedging arrangements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense in accordance with GAAP, (c) commissions, discounts and other fees and charges owed in respect of letters of credit to the extent included in interest expense in accordance with GAAP and (d) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP.

“Consolidated Net Tangible Assets” means, at any time, the aggregate amount of assets (less applicable accumulated depreciation, depletion and amortization and other reserves and other properly deductible items) of the Company and the Subsidiaries, minus (a) all current liabilities of the Company and the Subsidiaries (excluding (i) liabilities that by their terms are extendable or renewable at the option of the obligor to a date more than 12 months after the date of determination and (ii) current maturities of long-term debt) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangible assets of the Company and the Subsidiaries, all as set forth in the most recent consolidated balance sheet of the Company and the Subsidiaries delivered pursuant to Section 5.01 (or, prior to the delivery of such first balance sheet pursuant to Section 5.01, pursuant to Section 5.01(a) or (b) of the Existing 2012 Credit Agreement).
“Consolidated Total Debt” means, at any time, an amount equal to (X) all Indebtedness of the Company and the Subsidiaries at such time (other than obligations referred to in clause (i) of the definition of “Indebtedness” and obligations in respect of surety bonds to the extent they support liabilities that do not themselves constitute Indebtedness), net of all cash and cash equivalents of the Company and the Subsidiaries at such time (including any amount on deposit in a Prepayment Account established pursuant to Section 2.10(d)) plus (Y) an amount equal to (i) the MillerCoors Ownership Percentage at such time multiplied by (ii) all Indebtedness of MillerCoors and its subsidiaries at such time (other than obligations referred to in clause (i) of the definition of “Indebtedness” and obligations in respect of surety bonds to the extent they support liabilities that do not themselves constitute Indebtedness), net of all cash and cash equivalents of MillerCoors and its subsidiaries at such time, determined in each case, without duplication, on a consolidated basis in accordance with GAAP.
“Contract Period” means, with respect to any B/A, the period commencing on the date such B/A is issued and accepted and ending on the date 30, 60, 90 or 180 days thereafter, as the applicable Canadian Borrowing Subsidiary may elect or, to the extent available from all Global Tranche Lenders, such other number of days requested by the applicable Canadian Borrowing Subsidiary (each such election hereunder to be subject to availability); provided that if such Contract Period would end on a day other than a Business Day, such Contract Period shall be extended to the next succeeding Business Day.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“DBNY” means Deutsche Bank AG New York Branch.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both, as set forth in Article VII, would become an Event of Default.
“Defaulting Lender” means any Lender that (a) (i) in the case of any Loan or participation in Letters of Credit to be made on the Closing Date, has failed to fund any portion of its Loans on the Closing Date, and (ii) in the case of any Loan or participation in Letters of Credit to be made after the Closing Date, has failed to fund any portion of its Loans within two Business Days of the date required to be funded by such Lender hereunder, (b) has notified the Company, the Administrative Agent, any Issuing

Bank or any Lender in writing, or has stated publicly, that such Lender does not intend or expect to comply with any of its funding obligations under this Agreement, (c) unless subject to a good faith dispute, has failed to confirm in writing to the Administrative Agent upon its request (or at the request of the Company), within three Business Days after such request is received by such Lender (provided that (i) in the case of any request made prior to the Closing Date, such Lender shall cease to be a Defaulting Lender upon receipt of such confirmation prior to the Closing Date by the Administrative Agent and (ii) in the case of any request made on and after the Closing Date, such Lender shall cease to be a Defaulting Lender upon receipt of such confirmation by the Administrative Agent), that such Lender will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by such Lender hereunder within two Business Days of the date when due, unless such amount is the subject of a good faith dispute, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not qualify as a “Defaulting Lender” solely as the result of the acquisition or maintenance of an ownership interest in such Lender or any Person controlling such Lender, or the exercise of control over such Lender or any Person controlling such Lender, by a governmental authority or an instrumentality thereof.
“Designated Obligations” means all Obligations of the Loan Parties in respect of (a) principal of and interest on the Loans, (b) amounts payable in respect of B/As at the maturity thereof, (c) payments required to be made hereunder in respect of Letters of Credit, including payments in respect of reimbursements of disbursements, interest thereon and obligations to provide cash collateral and (d) Commitment Fees in respect of this Agreement, in each case regardless of whether then due and payable.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Discount Proceeds” means, with respect to any B/A, an amount (rounded upward, if necessary, to the nearest Cdn.$.01) calculated by multiplying (a) the face amount of such B/A by (b) the quotient obtained by dividing (i) one by (ii) the sum of (A) one and (B) the product of (x) the Discount Rate (expressed as a decimal) applicable to such B/A and (y) a fraction of which the numerator is the Contract Period applicable to such B/A and the denominator is 365, with such quotient being rounded upward or downward to the fifth decimal place and .000005 being rounded upward.
“Discount Rate” means, with respect to a B/A being accepted and purchased on any day, (a) for a Global Tranche Lender which is a Schedule I Lender, (i) the CDOR Rate applicable to such B/A or, (ii) if the discount rate for a particular Contract Period is not quoted on the Reuters Screen CDOR Page, the arithmetic average (as determined by the Canadian Administrative Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Administrative Agent by the Schedule I Reference Lenders as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A, and (b) for a Global Tranche Lender which is a Non-Schedule I Lender, the lesser of (i) the CDOR Rate applicable to such B/A plus 0.10% per annum and (ii) the arithmetic average (as determined by the Canadian Administrative Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Administrative Agent by the Non-Schedule I Reference Lender as the percentage discount rate at which such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A.
“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.
“Elective Guarantor” has the meaning assigned to such term in Section 5.09(b).
“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.
“Environmental Laws” means all applicable and legally binding laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to environmental or workplace health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412 (d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.
“Eurocurrency,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Exchange Rate” means on any day, (a) with respect to either Euro or Sterling in relation to US Dollars, the rate at which such currency may be exchanged into US Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Bloomberg Index WCR page for such currency, or if such rate does not appear on the Bloomberg Index WCR, on the Reuters World Currency Page for such currency (and in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company; provided that if at the time of any such determination, for any reason, no such rate is being quoted, the Administrative Agent may, after consultation with the Company, use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error), and (b) with respect to Canadian Dollars in relation to US Dollars, the spot rate quoted by the Bank of Canada as its noon spot rate at which Canadian Dollars are exchangeable around noon on such day into US Dollars; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may, after consultation with the Company, use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Taxes” means, with respect to any Lender, Agent or Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income or net profits by the United States of America (or any political subdivision thereof), or by the jurisdiction under which such recipient is organized or incorporated or in which its principal office or applicable lending office is located (or any political subdivision thereof) or, if different, any jurisdiction in which it is treated as resident for tax purposes, (b) any branch profits Taxes imposed by the United States of America (or any political subdivision thereof) or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding Tax that is imposed (i) by the United States of America (or any political subdivision thereof) on payments made by the Company or any US Borrowing Subsidiary, (ii) by the United Kingdom on payments made by any UK Borrowing Subsidiary or (iii) by Canada (or any political subdivision thereof) on payments made by any Canadian Borrowing Subsidiary, in any case to the extent such Tax (A) is in effect and would apply, including with prospective effect, as of the date (i) such Lender, Agent or Issuing Bank becomes a party to this Agreement or (ii) such other recipient first becomes entitled to receive any payment to be made by or on account of any obligation of a Borrower hereunder or (B) relates to payments received by a Lender Affiliate or a new lending office designated by such Lender and is in effect and would apply at the time such Lender Affiliate or such lending office is designated, in each case except to the extent that such Lender, Agent or Lender Affiliate (or assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding Tax pursuant to Section 2.16(a) and provided that in the case of a Lender, Agent, Issuing Bank or Lender Affiliate (or assignee, if any) required to complete an application for a reduced withholding tax rate under an applicable income tax treaty with the United Kingdom in order to receive the benefit of such reduced withholding tax rate, the rate of withholding in effect on the date on which such application is approved (in the event such application is in fact approved) shall be deemed to be the rate in effect on the date on which such Lender, Agent, Issuing Bank or Lender Affiliate (or assignee, if any) becomes a party to this Agreement, (d) any withholding Taxes imposed by FATCA, (e) any Bank Levy or any amount attributable to, or liability arising as a consequence of, a Bank Levy, (f) any withholding Tax that is attributable to any Lender’s, Agent’s or Issuing Bank’s failure to comply with Sections 2.16(e) and/or 2.16(f) and (g) Taxes imposed by any jurisdiction (i) in which such Borrower is not organized or resident for Tax purposes, (ii) through which no payment is made by or on behalf of such Borrower under this Agreement, and (iii) with respect to which there is no other connection between the making of a payment by or on behalf of such Borrower under this Agreement and such jurisdiction that would directly result in the imposition of Taxes by such jurisdiction on that payment.
“Existing 2011 Credit Agreement” means the Credit Agreement dated as of April 12, 2011, as amended by Amendment No. 1 thereto dated as of April 23, 2012 and Amendment No. 2 thereto dated as of June 29, 2012, among the Company, the borrowing subsidiaries party thereto, the lenders party thereto, Deutsche Bank AG New York Branch, as administrative agent and issuing bank, Deutsche Bank AG, Canada Branch, as Canadian administrative agent, Bank of Montreal and The Toronto-Dominion Bank as issuing banks, and the lenders party thereto.
“Existing 2012 Credit Agreement” means the Credit Agreement dated as of April 3, 2012, as amended by Amendment No. 1 thereto dated as of April 23, 2012 and Amendment No. 2 thereto dated as of June 29, 2012, among the Company, certain other parties thereto, Deutsche Bank AG New York Branch, as administrative agent, Deutsche Bank AG, Canada Branch, as Canadian administrative agent, and the lenders party thereto.
“Existing Credit Agreements” means the Existing 2011 Credit Agreement and the Existing 2012 Credit Agreement.
“FATCA” (a) means Sections 1471 through 1474 of the Code, as of the date of this Agreement, or any amendment or revision thereof so long as such amendment or revision is substantially similar to Sections 1471 to 1474 of the Code as of the date of this Agreement, together in each case with any current or future regulations, guidance or official interpretations thereof, and including any intergovernmental agreements (including any revenue ruling, revenue procedure, notice or similar guidance issued by the United States Internal Revenue Service) and (b) any treaty, law, agreement (including any intergovernmental agreement), regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above, or any agreement pursuant to the implementation of paragraphs (a) or (b) above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority in any other jurisdiction.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended from time to time, and the rules and regulations thereunder.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” means the (i) fee letter, dated as of May 13, 2014, among the Company, Deutsche Bank Securities Inc. and DBNY and (ii) any other fee arrangement agreed in writing with respect to this Agreement between the Company and one or more of the Arrangers prior to the Closing Date.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
“Fitch” means Fitch Ratings Ltd.
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof.
“GAAP” means generally accepted accounting principles in the United States of America, as construed in accordance with Section 1.04.
“Global Tranche Borrowing” means a Borrowing comprised of Global Tranche Loans.
“Global Tranche Commitment” means, with respect to each Global Tranche Lender, the commitment of such Global Tranche Lender to make Global Tranche Loans pursuant to Section 2.01(a), to accept and purchase B/As pursuant to Section 2.05 and to acquire participations in Global Tranche Letters of Credit pursuant to Section 2.04, expressed as an amount representing the maximum aggregate permitted amount of such Global Tranche Lender’s Global Tranche Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04. The initial amount of each Global Tranche Lender’s Global Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Global Tranche Lender shall have assumed its Global Tranche Commitment, as applicable. The aggregate amount of the Global Tranche Commitments on the date hereof is US$750,000,000.
“Global Tranche Credit Exposure” means, on any date, the sum of (a) the aggregate principal amount of the Global Tranche Loans denominated in US Dollars outstanding on such date taking into account any such Loans to be made or repaid on such date, (b) the US Dollar Equivalent on such date of the aggregate principal amount of the Global Tranche Loans denominated in Canadian Dollars, Sterling and Euro outstanding on such date taking into account any such Loans to be made or repaid on such date, (c) the US Dollar Equivalent on such date of the aggregate face amount of the B/As accepted by the Global Tranche Lenders and outstanding on such date taking into account any B/As to be drawn or that mature on such date and (d) the aggregate Global Tranche LC Exposure on such date. The Global Tranche Credit Exposure of any Lender at any time shall be such Lender’s Global Tranche Percentage of the total Global Tranche Credit Exposure at such time.
“Global Tranche LC Exposure” means at any time the sum of (a) the aggregate of the US Dollar Equivalents of the undrawn amounts of all outstanding Global Tranche Letters of Credit at such time and (b) the aggregate of the US Dollar Equivalents of the amounts of all LC Disbursements made pursuant to Global Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the relevant

Borrower at such time. The Global Tranche LC Exposure of any Lender at any time shall be such Lender's Global Tranche Percentage of the aggregate Global Tranche LC Exposure.
“Global Tranche Lender” means a Lender with a Global Tranche Commitment or with outstanding Global Tranche Credit Exposure.
“Global Tranche Letter of Credit” means an Existing Letter of Credit or a Letter of Credit issued pursuant to Section 2.04(a)(i) for the account of the Company or a US Borrowing Subsidiary or pursuant to Section 2.04(a)(ii) for the account of a Canadian Borrowing Subsidiary and designated in the applicable Borrower's request therefor as a Global Tranche Letter of Credit.
“Global Tranche Loan” means a Loan made by a Global Tranche Lender pursuant to Section 2.01(a). Each Global Tranche Loan denominated in US Dollars and made to the Company, a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary shall be a Eurocurrency Loan or an ABR Loan, each Global Tranche Loan denominated in US Dollars and made to a UK Borrowing Subsidiary shall be a Eurocurrency Loan, each Global Tranche Loan denominated in Canadian Dollars and made to a Canadian Borrowing Subsidiary shall be a Canadian Base Rate Loan, each Global Tranche Loan denominated in Canadian Dollars and made to the Company or a US Borrowing Subsidiary shall be a Eurocurrency Loan and each Global Tranche Loan denominated in Sterling or Euro shall be a Eurocurrency Loan.
“Global Tranche Percentage” means, with respect to any Global Tranche Lender, the percentage of the total Global Tranche Commitments represented by such Lender’s Global Tranche Commitment. If the Global Tranche Commitments have terminated or expired, the Global Tranche Percentages shall be determined based upon the Global Tranche Commitments most recently in effect, giving effect to any assignments.
“Governmental Authority” means the government of the United States of America, Canada, the United Kingdom, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (a “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantee Requirement” means, at any time, the requirement that the Subsidiary Guarantee Agreement (or a supplement referred to therein) shall have been executed by (i) Molson Coors Capital Finance ULC, Molson Coors International General, ULC, Coors International Holdco, ULC, Molson Coors Callco ULC, Molson Canada 2005 and any other Foreign Subsidiary that Guarantees or is otherwise liable for any of the Senior Notes (as Guarantors of the Obligations), (ii) each Canadian Subsidiary (excluding Molson Coors Capital Finance ULC, Molson Coors International General, ULC,

Coors International Holdco, ULC, Molson Coors Callco ULC and Molson Canada 2005 and any other Foreign Subsidiary that Guarantees or is otherwise liable for the any of Senior Notes) existing at such time that is a Significant Subsidiary (as Guarantor of the Obligations of the Canadian Borrowing Subsidiaries, other than its own Obligations as a Canadian Borrowing Subsidiary), (iii) each UK Subsidiary existing at such time that is a Significant Subsidiary (as Guarantor of the Obligations of the UK Borrowing Subsidiaries, other than its own Obligations as a UK Borrowing Subsidiary) and (iv) each Subsidiary that Guarantees or is otherwise liable for any of the 2012 Senior Notes (as Guarantors of the Obligations), and in each case shall have been delivered to the Administrative Agent and shall be in full force and effect; provided, however, that, with respect to any Person that becomes a Significant Subsidiary (other than a Foreign Subsidiary that is not a Canadian Subsidiary, a UK Subsidiary or a Foreign Subsidiary that Guarantees or is otherwise liable for the Senior Notes) after the date hereof, the Guarantee Requirement shall be satisfied if such Person executes a supplement to the Subsidiary Guarantee Agreement within 15 days after it becomes a Significant Subsidiary. Notwithstanding the provisions of clause (iii) of the foregoing sentence, Molson Coors European Holdco Limited shall not be required to execute a Subsidiary Guarantee Agreement.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement. The “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay to the counterparty thereunder in accordance with the terms of such Hedging Agreement if such Hedging Agreement were terminated at such time.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds (other than surety, stay, customs or performance bonds or obligations of a like nature), debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than (i) customary title retention provisions in supply contracts entered into in the ordinary course of business with payment terms not exceeding 90 days and (ii) any earn-out obligations until such earn-out obligations become a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided, that the amount of Indebtedness of such Person existing at any time under this clause shall be deemed to be an amount equal to the maximum amount secured by (or the holder of which has a right to be secured by) such Lien pursuant to the terms of the instruments embodying such Indebtedness of others, (f) all Guarantees by such Person of Indebtedness of others, provided, that the amount of any such Guarantee at any time shall be deemed to be an amount equal to the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Securitization Transactions of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in no event shall the following constitute Indebtedness: (w) liabilities (including funding obligations) with respect to pension plans, (x) operating leases to the extent not Capital Lease Obligations, (y) customary obligations under employment agreements and deferred compensation and (z) deferred revenue and deferred tax liabilities.  The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
“Indemnified Taxes” means Taxes imposed on account of any Obligation of any Borrower or Guarantor hereunder, other than Excluded Taxes and Other Taxes.
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is (i) not guaranteed by any Person that does not guarantee all the Obligations under this Agreement and (ii) not benefited by any other credit enhancement. For purposes of determining a rating provided by Moody’s, to the extent that the Company does not otherwise have an “Index Debt” rating from Moody’s, “Index Debt” shall include the senior, unsecured, long-term indebtedness for borrowed money of Coors Brewing Company that is (i) not guaranteed by any Person that does not guarantee all the Obligations under this Agreement and (ii) not benefited by any other credit enhancement.
“Initial Borrowing Subsidiaries” means Molson Coors Brewing Company (UK) Limited, Molson Canada 2005, Molson Coors Canada Inc. and Molson Coors International LP.
“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing or B/A Drawing in accordance with Section 2.07.
“Interest Payment Date” means (a) with respect to any ABR Loan or Canadian Base Rate Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available from all applicable Lenders, twelve months or other periods requested by the Company and agreed by the Administrative Agent in writing), thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuing Bank” means each of the US Issuing Banks and the Canadian Issuing Banks.
“Issuing Bank Agreement” means an agreement in the form of Exhibit F, or in any other form reasonably satisfactory to the Administrative Agent and the Company, pursuant to which a Lender agrees to act as an Issuing Bank.
“Judgment Currency” has the meaning assigned to such term in Section 10.14(b).
“LC Commitment” means, with respect to any Issuing Bank, the maximum permitted amount of the LC Exposures that may be attributable to Letters of Credit issued by such Issuing Bank. The initial amount of each Issuing Bank's LC Commitment is set forth on Schedule 2.04(i) or in such Issuing Bank's Issuing Bank Agreement.
“LC Disbursement” means a payment made by an Issuing Bank in respect of a drawing under a Letter of Credit.
“LC Exposure” means the aggregate amount of the Global Tranche LC Exposure and the US/UK Tranche LC Exposure.
“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Lenders” means the Persons listed on Schedule 2.01, their successors and any other Person that shall have become a Lender hereunder pursuant to Section 2.08(d) or 10.04, other than any such Person that ceases to be a party hereto pursuant to Section 10.04.
“Letter of Credit” means, as the context may require, a Global Tranche Letter of Credit or a US/UK Tranche Letter of Credit.
“Leverage Ratio” means, at any time, the ratio of (a) Consolidated Total Debt at such time to (b) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters of the Company ended at or prior to such time.
“LIBO Rate” means,
(i)    with respect to any Eurocurrency Borrowing (other than Eurocurrency Borrowings in Canadian Dollars) for any Interest Period, the rate per annum determined by the Applicable Agent at approximately 11:00 a.m., London time, on the Quotation Day for such

Interest Period by reference to the rate set by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for deposits in the currency of such Borrowing (as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate)), for a period equal to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the arithmetic average of the respective rates per annum at which deposits in the applicable currency approximately equal in principal amount to such Eurocurrency Borrowing and for a maturity comparable to such Interest Period are offered in immediately available funds to the London branches of the Reference Banks in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period; provided that only the average of such rates shall be provided by the Administrative Agent to the Borrower; and
(ii)    with respect to any Eurocurrency Borrowing for any Interest Period in Canadian Dollars, the rate per annum equal to the average rate applicable to Canadian Dollar bankers’ acceptances having an identical or comparable term as the proposed Eurocurrency Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 a.m. Toronto time on such day (or, if such day is not a Business Day, as of 10:00 a.m. Toronto time on the immediately preceding Business Day); provided that if such rate does not appear on the CDOR Page at such time on such date, the rate for such date will be the average of the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. Toronto time on such day at which the Schedule I Reference Banks then offering to purchase Canadian Dollar bankers’ acceptances accepted by them having such specified term (or a term as closely as possible comparable to such specified term).
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of equity securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan” means a loan made pursuant to Section 2.01.
“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Subsidiary Guarantee Agreement, each Issuing Bank Agreement, each B/A and each Letter of Credit, letter of credit application or any promissory note delivered pursuant to this Agreement.
“Loan Parties” means the Borrowers and the Subsidiary Guarantors.
“Local Time” means (a) with respect to (i) a Loan or Borrowing, (ii) a B/A or (iii) a Letter of Credit issued for the account of the Company, a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary, New York time, and (b) with respect to a Loan to or a Borrowing by a UK Borrowing Subsidiary, (A) in connection with any notice related to such Loan or Borrowing, New York time, and (B) in connection with the funding of or any payment of the principal of or interest on such Loan or Borrowing, London time.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their material obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders under the Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans, the Letters of Credit and B/As), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $100,000,000.
“Maturity Date” means the fifth anniversary of the Closing Date, unless such day is not a Business Day, then it shall be the immediately preceding Business Day.
“MillerCoors” means MillerCoors LLC, a Delaware limited liability company.
“MillerCoors Average Ownership Percentage” means, for any period, (i) the sum for each day during such period of the MillerCoors Ownership Percentage for such day (determined at the close of business on such day) divided by (ii) the aggregate number of days during such period.
“MillerCoors Ownership Percentage” means, at any time, the percentage (expressed as a decimal) of the Equity Interests representing the aggregate economic interests of MillerCoors that are owned directly or indirectly by the Company.
“Molson” means Molson Inc., a Canadian corporation.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Defaulting Lender” means any Lender that is not a Defaulting Lender.
“Non-Schedule I Lender” means any Global Tranche Lender not named on Schedule I to the Bank Act (Canada).
“Non-Schedule I Reference Lender” means Deutsche Bank AG, Canada Branch.
“Obligations” means the due and punctual payment of (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) all payments required to be made by any Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of LC Disbursements, interest thereon and obligations to provide cash collateral, (c) all reimbursement obligations of any Borrower in respect of B/As accepted hereunder and (d) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding and including the Obligations of the Company under Article VIII), of the Loan Parties under this Agreement and the other Loan Documents.
“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of this Agreement or any other Loan Document other than an Assignment and Assumption and a sale of a participation pursuant to Section 10.04.
“Participant” has the meaning set forth in Section 10.04(e).
“Participant Register” has the meaning set forth in Section 10.04(e).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” means a pension plan which is maintained or contributed to by any Canadian Borrowing Subsidiary for its employees or former employees other than the Canada Pension Plan, the Quebec Pension Plan or any similar plan established and maintained by any Governmental Authority.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes of any kind, unemployment insurance, pension obligations and other types of social security, workers’ compensation and vacation pay, that are not yet due or required to be paid (or are not more than 30 days overdue) or are being contested in compliance with Section 5.04;
(b)    carriers’, warehousemen’s, landlords’, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(j);
(f)    easements, restrictions, rights-of-way and similar encumbrances or charges on real property imposed by law or any restrictions imposed by any grant from Her Majesty in Right of Canada or any province or territory of Canada or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g)    any interest or title of a lessor in the property subject to any lease other than a capital lease or a lease entered into as part of a Sale- Leaseback Transaction, in each case permitted under Section 6.01;
(h)    Liens in favor of customs or revenue authorities imposed by law and arising in the ordinary course of business in connection with the importation of goods;
(i)    interests of suppliers in respect of customary title retention provisions in supply contracts entered into in the ordinary course of business and with payment terms not exceeding 90 days; and
(j)    rights of set-off or combination or consolidation in favor of financial institutions (other than in respect of amounts deposited to secure Indebtedness);
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Holders” means (a) (i) the Adolph Coors, Jr. Trust, (ii) any trustee of such Trust acting in its capacity as such, (iii) any Person that is a beneficiary of such trust on the date hereof, (iv) any other trust or similar arrangement for the benefit of such beneficiaries, (v) the successors of any such Persons and (vi) any Persons Controlled by such Persons; and (b) (i) Pentland Securities (1981) Inc., a Canadian corporation, (ii) Lincolnshire Holdings Inc., (iii) Nooya Investments Inc., (iv) Eric Molson and Stephen Molson, their spouses, their estates, their lineal descendants and any trusts for the benefit of such Persons (including, as to any common stock of the Company held by it for the benefit of such Persons, the trust established under the Voting and Exchange Trust Agreement (as defined in the Combination Agreement dated as of July 21, 2004 between the Company and Molson), (v) the successors of any such Persons and (vi) any Persons Controlled by such Persons.
“Permitted Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than US$500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)    investments in money market mutual funds that (i) comply with the criteria set forth in Rule 2a-7 adopted by the SEC under the Investment Company Act of 1940, (ii) are rated

AAA by S&P and AAA by Moody’s and (iii) have portfolio assets in excess of US$2,000,000,000.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prepayment Account” has the meaning set forth in Section 2.10(d).
“Prime Rate” means (a) except in the case of any Borrowing in US Dollars by a Canadian Borrowing Subsidiary, the rate of interest per annum publicly announced from time to time by DBNY as its prime rate in effect at its principal office in New York and (b) in the case of any Borrowing in US Dollars by a Canadian Borrowing Subsidiary, the rate of interest per annum publicly announced from time to time by Deutsche Bank AG, Canada Branch as its reference rate in effect at its principal office in Toronto for loans made in Canada and denominated in US Dollars. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Priority Indebtedness” means, without duplication, (a) all Indebtedness of any Subsidiary (other than any Subsidiary that shall be a Subsidiary Guarantor with respect to all the Obligations under the Subsidiary Guarantee Agreement), (b) all Indebtedness of the Company or any Subsidiary that is secured by any Lien on any asset of the Company or any Subsidiary, (c) all Indebtedness of the Company or any Subsidiary (including any Subsidiary Guarantor) that is referred to in clause (i) of the definition of Indebtedness in this Section 1.01 and (d) all Attributable Debt of the Company or any Subsidiary (including any Subsidiary Guarantor) in respect of Sale-Leaseback Transactions.
“Projections” has the meaning assigned to such term in Section 3.11.
“Qualifying Lender” means a Lender which is, on the date a payment of interest falls due under this Agreement, (a) beneficially entitled to, and within the charge to United Kingdom corporation tax in respect of, that payment and that is a Lender in respect of an advance made by a person that was a bank as defined in section 879 of the Income Tax Act 2007 at the time the advance was made, (b) subject to HM Revenue & Customs first granting a direction to that effect under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488), a person to whom that payment may be made without deduction or withholding for or on account of United Kingdom taxes by reason of an applicable double taxation treaty between the United Kingdom and the country in which that Lender is, or is treated as, resident (any such person described in this clause (b) and that does not otherwise qualify as a “Qualifying Lender” pursuant to clause (a) or clause (c) of this definition, a “Treaty Lender”), or (c) beneficially entitled to that payment and is (i) a company resident in the United Kingdom for United Kingdom tax purposes, (ii) a partnership each member of which is a company falling within the foregoing clause (i) or clause (iii) below or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by Section 19 of the Corporation Tax Act 2009).
“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period (which, in the case of any Eurocurrency Loan, shall be date two Business Days prior to the commencement of such Interest Period). If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.
“Receivables” means accounts receivable (including, without limitation, all rights to payment created by or arising from the sales of goods, leases of goods or the rendition of services, no matter how evidenced and whether or not earned by performance) and payments owing to the Company or any Subsidiary from public house businesses in respect of loans made by the Company or any Subsidiary to such businesses.
“Reference Banks” means Deutsche Bank AG and any other bank reasonably selected by the Administrative Agent in consultation with the Company so long as such bank consents to being a Reference Bank.
“Register” has the meaning set forth in Section 10.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the aggregate Revolving Credit Exposures and unused Commitments at such time.
“Reset Date” has the meaning assigned to such term in Section 1.05.
“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments pursuant to Section 2.08 or Section 7.01.
“Revolving Borrowing” means a Global Tranche Borrowing or a US/UK Tranche Borrowing.
“Revolving Credit Exposure” means, as to each Lender, such Lender’s Global Tranche Credit Exposure and US/UK Tranche Credit Exposure.
“Reuters Screen CDOR Page” means the display designated as page CDOR on the Reuters Monitor Money Rates Service or such other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers’ acceptances accepted by leading Canadian banks.
“Sale-Leaseback Transaction” means any arrangement whereby the Company or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and, as part of such arrangement, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided that any such arrangement entered into within 180 days after the acquisition, construction or substantial improvement of the subject property shall not be deemed to be a “Sale-Leaseback Transaction.”
“S&P” means Standard & Poor’s.

“Schedule I Lender” means any Global Tranche Lender named on Schedule I to the Bank Act (Canada).
“Schedule I Reference Lenders” means Bank of Montreal, Royal Bank of Canada, and any other Schedule I Lender as may be agreed by the Company and the Canadian Administrative Agent from time to time.
“Securitization Transaction” means (a) any transfer by the Company or any Subsidiary of Receivables or interests therein (together, if the Company elects, with all collateral securing such Receivables, all contracts and contract rights and all guarantees or other obligations in respect of such Receivables, all other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving such Receivables and all proceeds of any of the foregoing) (i) to a trust, partnership, corporation or other entity (other than the Company or a Subsidiary that is not an SPE Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables or interests in Receivables, or (ii) directly to one or more investors or other purchasers (other than the Company or any Subsidiary that is not an SPE Subsidiary), or (b) any transaction in which the Company or a Subsidiary incurs Indebtedness or other obligations secured by Liens on Receivables. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be (A) in the case of a transaction described in clause (a) of the preceding sentence, the aggregate principal or stated amount of the Indebtedness or other securities referred to in such clause or, if there shall be no such principal or stated amount, the uncollected amount of the Receivables transferred pursuant to such Securitization Transaction net of (i) any such Receivables that have been written off as uncollectible and (ii) any retained or other interests held by the Company or any Subsidiary, and (B) in the case of a transaction described in clause (b) of the preceding sentence, the aggregate outstanding principal amount of the Indebtedness secured by Liens on the subject Receivables. Solely for purposes of computing clause (Y) in the definition of “Consolidated Total Debt,” references in this definition (and in terms used in this definition) to “Company” and “Subsidiary” shall instead be deemed to refer to MillerCoors and its subsidiaries.
“Senior Notes” means each of the (a) senior unsecured notes issued by Molson Coors Capital Finance ULC and Molson Coors International LP on September 22, 2005, as amended, restated and supplemented from time to time and (b) series A notes issued by Molson Coors International LP on October 16, 2010.
“Significant Subsidiary” means (a) each Borrowing Subsidiary, (b) each Subsidiary that on the Closing Date directly or indirectly owns or Controls any other Significant Subsidiary, until such time as such Subsidiary no longer directly or indirectly owns or Controls any other Significant Subsidiary, (c) each Subsidiary identified as a Significant Subsidiary on Schedule 3.13, (c) each Subsidiary designated from time to time by the Company as a Significant Subsidiary by written notice to the Administrative Agent, (d) each Domestic Subsidiary (other than an SPE Subsidiary) that is an obligor or Guarantor in respect of any Material Indebtedness, and (e) each other Subsidiary (other than an SPE Subsidiary) (i) the consolidated revenues of which for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, pursuant to Section 5.01(a) or (b) of the Existing 2012 Credit Agreement) was more than the lesser of (A) 1% of the Company’s consolidated revenues for such period and (B) US$200,000,000 or (ii) the consolidated assets of which as of the last day of the most recent period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such statements, pursuant to Section 5.01(a) or (b) of the Existing 2012 Credit Agreement) were greater than 5% of the Company’s consolidated total assets as of such date as shown on such financial statements. The Company covenants that if the total consolidated assets or the consolidated revenue of the Significant Subsidiaries, together with the directly owned assets of the Company and the portion of consolidated revenues directly attributable to income and cash flows of the Company, represent less than 90% of the consolidated total assets or consolidated revenues of the Company at any relevant date or for any relevant period referred to above, the Company will designate Subsidiaries as Significant Subsidiaries as contemplated by clause (c) of the preceding sentence as necessary to eliminate such deficiency. For purposes of making the determinations required by this definition, the consolidated revenues and assets of Foreign Subsidiaries shall be converted into US Dollars at the rates used in preparing the consolidated balance sheets of the Company.
“Specified Event” means an Event of Default specified in paragraph (h) or paragraph (i) of Section 7.01.
“SPE Subsidiary” means any Subsidiary formed solely for the purpose of, and that engages only in, one or more Securitization Transactions.
“Statutory Reserves” means, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made or funded to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined, in each case expressed as a decimal.
“Sterling” or “£” means the lawful currency of the United Kingdom.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.
“Subsidiary” means any subsidiary of the Company.
“Subsidiary Guarantee Agreement” means a Subsidiary Guarantee Agreement substantially in the form of Exhibit E, made by the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders, the Agents and the Issuing Banks.
“Subsidiary Guarantors” means each Person listed on Schedule 3.13, each Person that becomes an Elective Guarantor pursuant to the provisions of Section 5.09(b) and each other Person that becomes party to a Subsidiary Guarantee Agreement as a Subsidiary Guarantor, and the successors and assigns of each such Person, but excluding any Person that ceases to be a Subsidiary Guarantor in accordance with the provisions of the Loan Documents.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, together with any interest, penalties or additions to tax thereon.
“Tranche” means a category of Commitments and the extensions of credit thereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) the Global Tranche

Commitments, the Global Tranche Loans, the B/As and the Global Tranche Letters of Credit, (b) the US/UK Tranche Commitments, the US/UK Tranche Loans and the US/UK Tranche Letters of Credit and (c) any Class of Commitments and Loans established pursuant to Section 2.08(e).
“Tranche Percentage” means a Global Tranche Percentage or a US/UK Tranche Percentage.
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the refinancing of the Existing Credit Agreements, the borrowing of Loans, the issuance of Letters of Credit and purchase and acceptance of B/As hereunder and the use of the respective proceeds thereof on the Closing Date.
“Transaction Costs” means the total cost of the fees, commissions and expenses related to the Transactions.
“Treaty Lender” has the meaning set forth in the definition of “Qualifying Lender.”
“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or the Canadian Base Rate.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“UK Borrowing Subsidiary” means any Borrowing Subsidiary organized under the laws of England and Wales.
“UK Subsidiary” means a Subsidiary organized under the laws of England and Wales.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“US Borrowing Subsidiary” means any Borrowing Subsidiary that is organized under the laws of the United States of America or any state thereof.
“US Dollars” or “US$” refers to lawful money of the United States of America.
“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in Canadian Dollars, Sterling or Euro, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to Canadian Dollars, Sterling or Euro, as the case may be, at the time in effect under the provisions of such Section.
“US Issuing Bank” means DBNY, Bank of America, N.A. and each other Lender that has become a US Issuing Bank hereunder as provided in Section 2.04(i), in each case in its capacity as an issuer of Global Tranche and US/UK Tranche Letters of Credit for the accounts of the Company and US Borrowing Subsidiaries hereunder, and its successors in such capacity as provided in Section 2.04(j). A US Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “US Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“US/UK Tranche Borrowing” means a Borrowing comprised of US/UK Tranche Loans.
“US/UK Tranche Commitment” means, with respect to each US/UK Tranche Lender, the commitment of such US/UK Tranche Lender to make US/UK Tranche Loans pursuant to Section 2.01(b) and to acquire participations in US/UK Tranche Letters of Credit pursuant to Section 2.04, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s US/UK Tranche Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04. The initial amount of each US/UK Tranche Lender’s US/UK Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such US/UK Tranche Lender shall have assumed its US/UK Tranche Commitment, as applicable. The aggregate amount of the US/UK Tranche Commitments on the date hereof is US$0.
“US/UK Tranche Credit Exposure” means, on any date, the sum of (a) the aggregate principal amount of the US/UK Tranche Loans denominated in US Dollars outstanding on such date taking into account any such Loans to be made or repaid on such date, (b) the US Dollar Equivalent on such date of the aggregate principal amount of US/UK Tranche Loans denominated in Canadian Dollars, Sterling or Euro outstanding on such date taking into account any such Loans to be made or repaid on such date and (c) the aggregate US/UK Tranche LC Exposure on such date. The US/UK Tranche Credit Exposure of any Lender at any time shall be such Lender’s US/UK Tranche Percentage of the total US/UK Tranche Credit Exposure at such time.
“US/UK Tranche LC Exposure” means at any time the sum of (a) the aggregate of the US Dollar Equivalents of the undrawn amounts of all outstanding US/UK Tranche Letters of Credit at such time and (b) the aggregate of the US Dollar Equivalents of the amounts of all LC Disbursements made pursuant to US/UK Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the relevant Borrower at such time. The US/UK Tranche LC Exposure of any Lender at any time shall be such Lender's US/UK Tranche Percentage of the aggregate US/UK Tranche LC Exposure.
“US/UK Tranche Lender” means a Lender with a US/UK Tranche Commitment or with outstanding US/UK Tranche Credit Exposure.
“US/UK Tranche Letter of Credit” means a Letter of Credit issued pursuant to Section 2.04(a)(i) for the account of the Company or a US Borrowing Subsidiary and designated in the applicable Borrower's request therefor as a US/UK Tranche Letter of Credit.
“US/UK Tranche Loan” means a Loan made by a US/UK Tranche Lender pursuant to Section 2.01(b). Each US/UK Tranche Loan denominated in US Dollars and made to the Company or a US Borrowing Subsidiary shall be a Eurocurrency Loan or an ABR Loan, each US/UK Tranche Loan denominated in US Dollars and made to a UK Borrowing Subsidiary shall be a Eurocurrency Loan, each US/UK Tranche Loan denominated in Canadian Dollars and made to the Company or a US Borrowing Subsidiary shall be a Eurocurrency Loan and each US/UK Tranche Loan denominated in Sterling or Euro shall be a Eurocurrency Loan.
“US/UK Tranche Percentage” means, with respect to any US/UK Tranche Lender, the percentage of the total US/UK Tranche Commitments represented by such Lender’s US/UK Tranche Commitment. If the US/UK Tranche Commitments have terminated or expired, the US/UK Tranche Percentages shall be determined based upon the US/UK Tranche Commitments most recently in effect, giving effect to any assignments.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US/UK Tranche Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “US/UK Tranche Eurocurrency Loan”). Borrowings also may be classified and referred to by Class (e.g., a “US/UK Tranche Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “US/UK Tranche Eurocurrency Borrowing”).
SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. References herein to the taking of any action hereunder of an administrative nature by any Borrower shall be deemed to include references to the Company taking such action on such Borrower’s behalf and the Agents are expressly authorized to accept any such action taken by the Company as having the same effect as if taken by such Borrower.
SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that amounts of Indebtedness and interest expense shall be calculated hereunder without giving effect to FAS 150 (Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity); provided further that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith (it being understood that the financial statements delivered under Section 5.01(a) or (b) shall in all cases be prepared in accordance with GAAP as in effect at the applicable time). Anything in this Agreement to the contrary notwithstanding, any obligation of a Person under a lease (whether existing as of the Closing Date or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP as in effect at the time such lease is entered into shall not be treated as a capital lease solely as a result of (x) the adoption of any changes in, or (y) changes in the application of, GAAP after such lease is entered into.

SECTION 1.05.    Exchange Rates.
(a)    Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to Canadian Dollars, Sterling or Euro and (ii) give notice thereof to the Lenders and the Company. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 10.14 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between US Dollars and Canadian Dollars, Sterling or Euro.
(b)    Not later than 5:00 p.m., New York City time, on each Reset Date and each date on which Loans denominated in Canadian Dollars, Sterling or Euro are made, or B/As are accepted and purchased, or Letters of Credit denominated in Canadian Dollars, Sterling or Euro are issued, the Administrative Agent shall (i) determine the aggregate amount of each of the Global Tranche Credit Exposure and the US/UK Tranche Credit Exposure (after giving effect to any Loans made or repaid or B/As purchased or repaid or Letters of Credit issued, drawn or expired on such date) and (ii) notify the Lenders and the Company of the results of such determination.
SECTION 1.06.    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time.
ARTICLE II
The Credits
SECTION 2.01.    Commitments.
(a)    Subject to the terms and conditions set forth herein, each Global Tranche Lender agrees, from time to time during the Revolving Availability Period, (i) to make Global Tranche Loans to the Company and US Borrowing Subsidiaries in US Dollars, Canadian Dollars, Sterling and Euro, (ii) to make Global Tranche Loans to the Canadian Borrowing Subsidiaries in Canadian Dollars and US Dollars, (iii) to make Global Tranche Loans to the UK Borrowing Subsidiaries in US Dollars, Sterling and Euro and (iv) to accept and purchase drafts drawn by the Canadian Borrowing Subsidiaries in Canadian Dollars as B/As, in each case in an aggregate principal amount at any time outstanding that will not result in (A) such Lender’s Global Tranche Credit Exposure exceeding its Global Tranche Commitment or (B) the aggregate amount of the Lenders’ Global Tranche Credit Exposures exceeding the aggregate amount of the Global Tranche Commitments.
(b)    Subject to the terms and conditions set forth herein, each US/UK Tranche Lender agrees, from time to time during the Revolving Availability Period, (i) to make US/UK Tranche Loans to the Company and the US Borrowing Subsidiaries in US Dollars, Sterling and Euro and (ii) to make US/UK Tranche Loans to the UK Borrowing Subsidiaries in US Dollars, Sterling and Euro, in each case in an aggregate principal amount at any time outstanding that will not result in (A) such Lender’s US/UK Tranche Credit Exposure exceeding its US/UK Tranche Commitment or (B) the aggregate amount of the Lenders’ US/UK Tranche Credit Exposures exceeding the aggregate amount of the US/UK Tranche Commitments.

SECTION 2.02.    Loans and Borrowings.
(a)    Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.13, (i) each Global Tranche Borrowing shall be comprised entirely of (A) in the case of a Borrowing denominated in US Dollars and made by the Company, a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary, Eurocurrency Loans or ABR Loans as the applicable Borrower may request in accordance herewith, (B) in the case of a Borrowing denominated in US Dollars and made to a UK Borrowing Subsidiary, Eurocurrency Loans, (C) in the case of a Borrowing denominated in Canadian Dollars and made by a Canadian Borrowing Subsidiary, Canadian Base Rate Loans, (D) in the case of a Borrowing denominated in Canadian Dollars and made by the Company or a US Borrowing Subsidiary, Eurocurrency Loans and (E) in the case of a Borrowing denominated in Sterling or Euro, Eurocurrency Loans; and (ii) each US/UK Tranche Borrowing shall be comprised entirely of (A) in the case of a Borrowing denominated in US Dollars and made by the Company or a US Borrowing Subsidiary, Eurocurrency Loans or ABR Loans as the applicable Borrower may request in accordance herewith, (B) in the case of a Borrowing denominated in US Dollars and made by a UK Borrowing Subsidiary, Eurocurrency Loans and (C) in the case of a Borrowing denominated in Canadian Dollars, Sterling or Euro, Eurocurrency Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (in which case all payments of principal and interest with respect to such Loan shall be owed to such branch or Affiliate); provided that any exercise of such option shall not reduce the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and that such Borrower’s obligation to make payments pursuant to Section 2.16 shall not increase.
(c)    At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that an ABR Borrowing or a Canadian Base Rate Borrowing may be made in an aggregate amount that is equal to the aggregate available Global Tranche Commitments or US/UK Tranche Commitments, as applicable, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) seven US/UK Tranche Eurocurrency Borrowings outstanding and (ii) ten Global Tranche Eurocurrency Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03.    Requests for Borrowings. To request a Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent (and the Administrative Agent if it shall not be the Applicable Agent) of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing made by the Company or a US Borrowing Subsidiary, not later than 11:00 a.m., Local Time on the date of the proposed Borrowing and (c) in the case of a Canadian Base Rate Borrowing or an ABR Borrowing made by a Canadian Borrowing

Subsidiary, not later than 1:59 p.m., Local Time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to replace a Eurocurrency Borrowing Request deemed ineffective pursuant to clause (i) of Section 2.13 may be given not later than 12:00 noon, Local Time, on the date of the proposed Borrowing; and provided further that any such notice in respect of any Borrowing to be made on the Closing Date may be given at such later time or on such shorter notice as the Applicable Agent may agree. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent (with a copy to the Administrative Agent if it shall not be the Applicable Agent) of a written Borrowing Request signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);
(ii)    whether the requested Borrowing is to be a Global Tranche Borrowing or a US/UK Tranche Borrowing;
(iii)    the currency and aggregate principal amount of the requested Borrowing;
(iv)    the date of the requested Borrowing, which shall be a Business Day;
(v)    the Type of the requested Borrowing;
(vi)    in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vii)    the location and number of the applicable Borrower’s account to which funds are to be disbursed.
If no currency is specified with respect to any requested Eurocurrency Borrowing, then (i) in the case of a Borrowing by the Company, a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary, the applicable Borrower shall be deemed to have selected US Dollars and (ii) in the case of a Borrowing by a UK Borrowing Subsidiary, the applicable Borrower shall be deemed to have selected Sterling. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) in the case of a Borrowing by the Company, a US Borrowing Subsidiary or Canadian Borrowing Subsidiary denominated in US Dollars, an ABR Borrowing, (ii) in the case of a Borrowing by a UK Borrowing Subsidiary denominated in US Dollars, a Eurocurrency Borrowing, (iii) in the case of a Borrowing by the Company or a US Borrowing Subsidiary denominated in Canadian Dollars, a Eurocurrency Borrowing, (iv) in the case of a Borrowing by a Canadian Borrowing Subsidiary denominated in Canadian Dollars, a Canadian Base Rate Borrowing and (v) in the case of a Borrowing denominated in Sterling or Euro, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Borrowing.

SECTION 2.04.    Letters of Credit.
(c)    General. Subject to the terms and conditions set forth herein, (i) the Company or a US Borrowing Subsidiary may request the issuance (or the amendment, renewal or extension) of Global Tranche Letters of Credit or US/UK Tranche Letters of Credit denominated in US Dollars, Canadian Dollars, Sterling or Euro to be issued by any US Issuing Bank and (ii) a Canadian Borrowing Subsidiary may request the issuance (or the amendment, renewal or extension) of Global Tranche Letters of Credit denominated in US Dollars or Canadian Dollars to be issued by any Canadian Issuing Bank, in each case in a form reasonably acceptable to the Applicable Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by such Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control, and any representation, warranty, covenant or indemnification contained in or security interest, assignment or other lien purported to be created by any such application or agreement and not contained herein or created hereby shall be of no effect.
(d)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Applicable Agent (and the Administrative Agent if it shall not be the Applicable Agent) (at least three Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, whether such Letter of Credit is to be a Global Tranche Letter of Credit or a US/UK Tranche Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $100,000,000, (ii) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank shall not exceed the LC Commitment of such Issuing Bank, (iii) the aggregate Global Tranche Credit Exposures will not exceed the aggregate Global Tranche Commitments, and (iv) the aggregate US/UK Tranche Credit Exposures will not exceed the aggregate US/UK Tranche Commitments.
(e)    Expiration Date. Each Letter of Credit shall, except as provided below in this paragraph, expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date. Any Letter of Credit may provide by its terms that it may be extended for additional successive one-year periods under customary “evergreen” provisions on terms reasonably acceptable to the applicable Issuing Bank; provided that, except as provided below in this paragraph, no Letter of Credit may be extended automatically or otherwise beyond the date that is five Business Days prior to the Maturity Date. Notwithstanding the foregoing, any Issuing Bank in respect of any outstanding Letter of Credit may extend the date of expiration of such Letter of Credit to a date after the date that is five Business Days prior to the Maturity Date on such terms and subject to such conditions as may be agreed to between such Issuing Bank, the Company and the applicable Borrower, and any agreement made by the Company or the applicable Borrower to induce an Issuing Bank so to extend the date of expiration of any Letter of Credit (i) shall be set forth in a notice delivered by the Company to the Administrative Agent promptly after the extension of the date of expiration of such Letter of Credit and (ii) shall for all purposes of this Agreement be deemed to be a covenant contained in Article VI hereof. Each Issuing Bank, by extending the date of expiration of any Letter of Credit beyond the Maturity Date, will be deemed to have agreed that no Lender shall have any obligation under Section 2.04(d) in respect of any LC Disbursement resulting from a drawing made under such Letter of Credit after the Maturity Date.
(f)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, (i) in the case of a Global Tranche Letter of Credit, the Issuing Bank in respect of such Letter of Credit hereby grants to each Global Tranche Lender, and each Global Tranche Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Global Tranche Lender's Global Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit and (ii) in the case of a US/UK Tranche Letter of Credit, the Issuing Bank in respect of such Letter of Credit hereby grants to each US/UK Tranche Lender, and each US/UK Tranche Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such US/UK Tranche Lender's US/UK Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Applicable Agent, for the account of the applicable Issuing Bank, such Lender's Global Tranche Percentage or US/UK Tranche Percentage, as the case may be, of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section (or of any reimbursement payment required to be refunded to the applicable Borrower for any reason), in each case in the currency of such LC Disbursement. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Global Tranche Commitments or US/UK Tranche Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(g)    Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Applicable Agent an amount equal to such LC Disbursement, in the currency in which such LC Disbursement shall have been made, not later than 12:00 noon, Local Time, on the date three Business Days after the date that such LC Disbursement is made, if the applicable Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., Local Time, on the date such LC Disbursement is made, or, if such notice has not been received by the applicable Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on (A) the date three Business Days after the date that the applicable Borrower receives such notice, if such notice is received prior to 11:00 a.m., Local Time, on the day of receipt, or (B) the date four Business Days after the date that the applicable Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with (i) in the case of a payment relating to a Letter of Credit issued for the account of the Company or a US Borrowing Subsidiary, an ABR Borrowing (in the case of a Letter of Credit denominated in US Dollars) or a Eurocurrency Borrowing, or (ii) in the case of a payment relating to a Letter of Credit issued for the account of a Canadian Borrowing Subsidiary, a Canadian Base Rate Borrowing or a B/A drawing (in the case of a Letter of Credit denominated in Canadian Dollars), an ABR Loan (in the case of a Letter of Credit denominated in US Dollars) or a Eurocurrency Loan (in the case of a Letter of Credit denominated in US Dollars), and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Borrowing. Promptly following receipt by the Applicable Agent of any payment from the applicable Borrower pursuant to this paragraph, the Applicable Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. If the applicable Borrower fails to make such payment when due, directly or through a Borrowing, then, upon notice from the applicable Issuing Bank to the applicable Borrower and the Applicable Agent, the Applicable Agent shall notify each applicable Lender of the applicable LC Disbursement, the amount and currency of the payment then due from the applicable Borrower in respect thereof and the percentage of such LC Disbursement allocated to such Lender, which shall be (i) in the case of a Global Tranche Letter of Credit, such Lender’s Global Tranche Percentage of such amount and (ii) in the case of a US/UK Tranche Letter of Credit, such Lender’s US/UK Tranche Percentage of such amount. Promptly following receipt of such notice, each applicable Lender shall pay to the Applicable Agent its allocated percentage of the payment then due from the applicable Borrower in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Applicable Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the applicable Lenders. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.
(h)    Obligations Absolute. Without limiting the application of the other provisions of this Section 2.04(f), the Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrowers’ obligations hereunder. None of the Agents, the Lenders or the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the applicable Borrower that are caused by such Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(i)    Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Applicable Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment after such Issuing Bank has made an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the applicable Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.
(j)    Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at (i) in the case of any LC Disbursement in respect of a Letter of Credit denominated in US Dollars, the rate per annum then applicable to ABR Loans, (ii) in the case of any LC Disbursement in respect of a Letter of Credit denominated in Canadian Dollars, the rate per annum then applicable to Canadian Base Rate Loans, (iii) in the case of any LC Disbursement in respect of a Letter of Credit denominated in Sterling, the Bank of England Base Rate plus the Applicable Rate then applicable to Eurocurrency Loans and (iv) in the case of any LC Disbursement in respect of a Letter of Credit denominated in Euro, the European Central Bank Base Rate plus the Applicable Rate then applicable to Eurocurrency Loans; provided that, at all times after the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse an Issuing Bank shall be for the account of such Lender to the extent of such payment.
(k)    Designation of Additional Issuing Banks. From time to time, the Company may by notice to the Administrative Agent and the Lenders designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below; provided, that no Lender shall be designated as an Issuing Bank if, after giving effect to such designation, there would be more than four Issuing Banks in addition to the number of Issuing Banks on the Closing Date. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an Issuing Bank Agreement, which shall state whether such Lender is to be a US Issuing Bank or a Canadian Issuing Bank and be executed by such Lender, the Company and the Administrative Agent, and from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of a US Issuing Bank or a Canadian Issuing Bank, as the case may be, under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “US Issuing Bank” or “Canadian Issuing Bank” shall be deemed to include such Lender in its capacity as a US Issuing Bank or Canadian Issuing Bank, as applicable.

(l)    Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent (which agreement shall not be unreasonably withheld), the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “US Issuing Bank” (if the replaced Issuing Bank is a US Issuing Bank) or “Canadian Issuing Bank” (if the replaced Issuing Bank is a Canadian Issuing Bank) and the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(m)    Cash Collateralization. If the Commitments shall have been terminated or an Event of Default shall have occurred and be continuing and the Commitments hereunder terminated and the Loans hereunder accelerated, then the Company shall deposit in an account with the Applicable Agent, in the name of the Applicable Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Specified Event with respect to the Company. Such deposit shall be held by the Applicable Agent as collateral for the payment and performance of the obligations of the Loan Parties under the Loan Documents. The Applicable Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. At the request of the Company, amounts so deposited shall be invested by the Applicable Agent, at the Company's risk and expense, in high quality overnight or short-term cash equivalent investments of prime financial institutions (which may include any Applicable Agent) maturing prior to the date or dates on which the Applicable Agent anticipates that such amounts will be applied as required by this paragraph. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Applicable Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure) be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.
(n)    Issuing Bank Agreement. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, the face amount and currency of such Letter of Credit, the expiry date of such Letter of Credit (after giving effect to any such amendment, renewal or extension), the Borrower for whose account such Letter of Credit was issued and whether such Letter of Credit is a Global Tranche Letter of Credit or a US/UK Tranche Letter of Credit, (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, amount and currency of such LC Disbursement and the Letter of Credit to which it relates, (iii) on any Business Day on which the Borrower reimburses an LC Disbursement required to be reimbursed to such Issuing Bank, the date, amount and currency of such reimbursement and the Letter of Credit to which it relates, (iv) promptly following the expiry of any Letter of Credit issued by it, the identity and amount of such Letter of Credit, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement, (v) on or promptly after the last Business Day of each month, a listing of all the outstanding Letters of Credit issued by such Issuing Bank, setting forth as to each such Letter of Credit its amount, currency and expiry date, the Borrower for whose account it was issued and whether such Letter of Credit is a Global Tranche Letter of Credit or a US/UK Tranche Letter of Credit, and (vi) on any other Business Day, such other information related to Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request. Each Issuing Bank agrees that it will not issue or increase the amount of any Letter of Credit without first obtaining written confirmation from the Administrative Agent that such issuance or increase is then permitted under this Agreement.
SECTION 2.05.    Canadian Bankers’ Acceptances.
(a)    Each acceptance and purchase of B/As of a single Contract Period pursuant to Section 2.01(a) or Section 2.07 shall be made ratably by the Global Tranche Lenders in accordance with the amounts of their Global Tranche Commitments. The failure of any Global Tranche Lender to accept any B/A required to be accepted by it shall not relieve any other Global Tranche Lender of its obligations hereunder; provided that the Global Tranche Commitments are several and no Global Tranche Lender shall be responsible for any other Global Tranche Lender’s failure to accept B/As as required. Each Lender at its option may accept and purchase any B/A by causing any Canadian lending office or Canadian Affiliate of such Lender to accept and purchase such B/A, and all references in this Section to “Lender” shall apply to any such Canadian lending office or Canadian Affiliate of such Lender.
(b)    The B/As of a single Contract Period accepted and purchased on any date shall be in an aggregate amount that is an integral multiple of Cdn.$1,000,000 and not less than Cdn.$5,000,000. If any Global Tranche Lender’s ratable share of the B/As of any Contract Period to be accepted on any date would not be an integral multiple of Cdn.$100,000, the face amount of the B/As accepted by such Lender may be increased or reduced to the nearest integral multiple of Cdn.$100,000 by the Canadian Administrative Agent in its sole discretion. B/As of more than one Contract Period may be outstanding at the same time; provided that there shall not at any time be more than a total of seven B/A Drawings outstanding, or such greater number agreed to by the Canadian Administrative Agent.
(c)    To request an acceptance and purchase of B/As, a Canadian Borrowing Subsidiary shall notify the Canadian Administrative Agent of such request by telephone or by telecopy not later than 10:00 a.m., Local Time, one Business Day before the date of such acceptance and purchase. Each such request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Canadian Administrative Agent of a written request in a form approved by the Canadian Administrative Agent and signed by such Borrower. Each such telephonic and written request shall specify the following information:
(i)    the aggregate face amount of the B/As to be accepted and purchased;
(ii)    the date of such acceptance and purchase, which shall be a Business Day;

(iii)    the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period” (and which shall in no event end after the Maturity Date); and
(iv)    the location and number of the Canadian Borrowing Subsidiary’s account to which any funds are to be disbursed. If no Contract Period is specified with respect to any requested acceptance and purchase of B/As, then the Canadian Borrowing Subsidiary shall be deemed to have selected a Contract Period of 30 days’ duration.
Promptly following receipt of a request in accordance with this paragraph, the Canadian Administrative Agent shall advise each Global Tranche Lender of the details thereof and of the amount of B/As to be accepted and purchased by such Lender.
(d)    Each Canadian Borrowing Subsidiary hereby appoints each Global Tranche Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, as and when deemed necessary by such Lender, blank forms of B/As, each Lender hereby agreeing that it will not sign or endorse B/As in excess of those required in connection with B/A Drawings that have been requested by the Canadian Borrowing Subsidiaries hereunder. It shall be the responsibility of each Global Tranche Lender to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. Each Canadian Borrowing Subsidiary recognizes and agrees that all B/As signed and/or endorsed on its behalf by any Global Tranche Lender in accordance with such Canadian Borrowing Subsidiary’s written request shall bind such Canadian Borrowing Subsidiary as fully and effectually as if manually signed and duly issued by authorized officers of such Canadian Borrowing Subsidiary. Each Global Tranche Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate face amount thereof is equal to the aggregate face amount of B/As required to be accepted by such Lender in accordance with such Canadian Borrowing Subsidiary’s written request. No Global Tranche Lender shall be liable for any damage, loss or claim arising by reason of any loss or improper use of any such instrument unless such loss or improper use results from the bad faith, gross negligence or willful misconduct of such Lender. Each Global Tranche Lender shall maintain a record with respect to B/As (i) received by it from the Canadian Administrative Agent in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder and (iv) canceled at their respective maturities. Each Global Tranche Lender further agrees to retain such records in the manner and for the periods provided in applicable provincial or Federal statutes and regulations of Canada and to provide such records to each Canadian Borrowing Subsidiary upon its request and at its expense. Upon request by any Canadian Borrowing Subsidiary, a Global Tranche Lender shall cancel all forms of B/A that have been pre-signed or pre-endorsed on behalf of such Canadian Borrowing Subsidiary and that are held by such Global Tranche Lender and are not required to be issued pursuant to this Agreement.
(e)    Drafts of each Canadian Borrowing Subsidiary to be accepted as B/As hereunder shall be signed as set forth in paragraph (d) above. Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any of the Lenders or such Canadian Borrowing Subsidiary at the date of issuance of such B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed and properly completed shall be binding on such Canadian Borrowing Subsidiary.
(f)    Upon acceptance of a B/A by a Lender, such Lender shall purchase such B/A from the applicable Canadian Borrowing Subsidiary at the Discount Rate for such Lender applicable to such B/A accepted by it and provide to the Canadian Administrative Agent the Discount Proceeds for the account of such Canadian Borrowing Subsidiary as provided in Section 2.06. The acceptance fee payable by the applicable Canadian Borrowing Subsidiary to a Lender under Section 2.11 in respect of each B/A accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this paragraph. Notwithstanding the foregoing, in the case of any B/A Drawing resulting from the conversion or continuation of a B/A Drawing or Global Tranche Loan pursuant to Section 2.07, the net amount that would otherwise be payable to such Canadian Borrowing Subsidiary by each Lender pursuant to this paragraph will be applied as provided in Section 2.07(e).
(g)    Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/A’s accepted and purchased by it (it being understood that no such sale, rediscount or disposition shall constitute an assignment or participation of any Commitment hereunder).
(h)    Each B/A accepted and purchased hereunder shall mature at the end of the Contract Period applicable thereto.
(i)    Subject to applicable law, each Canadian Borrowing Subsidiary waives presentment for payment and any other defense to payment of any amounts due to a Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right and each Canadian Borrowing Subsidiary agrees not to claim any days of grace if such Lender as holder sues such Canadian Borrowing Subsidiary on the B/A for payment of the amounts payable by such Canadian Borrowing Subsidiary thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required pursuant to the provisions of this Agreement, each Canadian Borrowing Subsidiary shall pay the Lender that has accepted and purchased such B/A the full face amount of such B/A, and after such payment such Canadian Borrowing Subsidiary shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.
(j)    At the option of each Canadian Borrowing Subsidiary and any Global Tranche Lender, B/As under this Agreement to be accepted by that Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 2.05.
(k)    If a Global Tranche Lender is not a chartered bank under the Bank Act (Canada) or if a Global Tranche Lender notifies the Canadian Administrative Agent in writing that it is otherwise unable to accept B/As, such Lender will, instead of accepting and purchasing B/As, make a Loan (a “B/A Equivalent Loan”) to the applicable Canadian Borrowing Subsidiary in the amount and for the same term as each draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Canadian Administrative Agent the Discount Proceeds of such B/A Equivalent Loan for the account of the applicable Canadian Borrowing Subsidiary in the same manner as such Lender would have provided the Discount Proceeds in respect of the draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such B/A Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an acceptance fee) and purchased (on a discounted basis) a B/A for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Lenders and the applicable Canadian Borrowing Subsidiary as the B/A that such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same manner in which the Discount Proceeds of a B/A would be deducted from the face amount of the B/A. Subject to the repayment requirements of this Agreement, on the last day of the relevant Contract Period for such B/A

Equivalent Loan, the applicable Canadian Borrowing Subsidiary shall be entitled to convert each such B/A Equivalent Loan into another type of Loan, or to roll over each such B/A Equivalent Loan into another B/A Equivalent Loan, all in accordance with the applicable provisions of this Agreement.
(l)    Notwithstanding any provision hereof but subject to Section 2.10(b), the Borrowers may not prepay any B/A Drawing other than on the last day of its Contract Period.
(m)    For greater certainty, all provisions of this Agreement which are applicable to B/As shall also be applicable, mutatis mutandis, to B/A Equivalent Loans.
SECTION 2.06.    Funding of Borrowings and B/A Drawings.
(a)    Each Lender shall make each Loan and disburse the Discount Proceeds (net of applicable acceptance fees) of each B/A to be accepted and purchased by it on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated by it for such purpose for Loans of such Class and currency by notice to the applicable Lenders and (B) the Applicable Agent will make such Loans or Discount Proceeds available to the relevant Borrower by crediting the amounts so received, in like funds by 2:00 p.m., Local Time, to an account of such Borrower notified by such Borrower to the Applicable Agent; provided, that the proceeds of any Loans or B/A Drawing made to finance the reimbursement of an LC Disbursement shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)    Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date (or, in the case of any ABR Borrowing or Canadian Base Rate Borrowing, prior to 12:00 noon, Local Time, on the date of such Borrowing is to be made) of any Borrowing or acceptance and purchase of B/As that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees), the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees) available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan or the applicable Discount Rate and pro-rated acceptance fee, as the case may be (subject to the return of such interest as provided in the next sentence). If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing or such Lender’s purchase of B/As and the Applicable Agent shall return to such Borrower any amount (including interest) paid by such Borrower to the Applicable Agent pursuant to this paragraph.
SECTION 2.07.    Interest Elections and Contract Periods.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Each B/A Drawing shall have a Contract Period as specified in the applicable request therefor. Thereafter, the relevant Borrower may elect to convert such Borrowing or B/A Drawing to a different Type or to continue such Borrowing or B/A Drawing and, in the case of a Eurocurrency

Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement, it being understood that (i) no Borrowing or B/A Drawing may be converted to a Borrowing or B/A Drawing denominated in a different currency, (ii) no B/A Drawing may be converted or continued other than at the end of the Contract Period applicable thereto and (iii) no Borrowing or B/A Drawing denominated in Canadian Dollars may be converted to a Eurocurrency Borrowing. A Borrower may elect different options with respect to different portions of an affected Borrowing or B/A Drawing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing or purchasing the B/As comprising the B/A Drawing, as the case may be, and the Loans or B/As comprising each such portion shall be considered a separate Borrowing or B/A Drawing.
(b)    To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Applicable Agent of such election by telephone (i) in the case of an election that would result in a Borrowing, by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election, and (ii) in the case of an election that would result in a B/A Drawing or the continuation of a B/A Drawing, by the time and date that a request would be required under Section 2.05 if such Borrower were requesting an acceptance and purchase of B/As to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or by the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 or Section 2.05, as applicable:
(i)    the Borrowing or B/A Drawing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing or B/A Drawing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing or B/A Drawing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    in the case of an election resulting in a Borrowing, the Type of the resulting Borrowing; and
(iv)    if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period,” and in the case of an election of a B/A Drawing, the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period.”
If any such Interest Election Request requests a Eurocurrency Borrowing or a B/A Drawing but does not specify an Interest Period or a Contract Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration or a Contract Period of 30 days’ duration, as applicable. Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing or B/A Drawing.
(d)    If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or B/A Drawing, then (i) in the case of a Borrowing denominated in US Dollars, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (ii) in the case of any B/A Drawing, unless such B/A Drawing is repaid as provided herein, such Borrower shall be deemed to have selected a Contract Period of 30 days’ duration and (iii) in the case of a Borrowing denominated in Sterling or Euros, such Borrower shall be deemed to have elected to continue such Borrowing with an Interest Period of one month’s duration.
(e)    Upon the conversion of any Borrowing (or portion thereof), or the continuation of any B/A Drawing (or portion thereof), to or as a B/A Drawing, the net amount that would otherwise be payable to a Borrower by each Lender pursuant to Section 2.05(f) in respect of such new B/A Drawing shall be applied against the principal of the Loan made by such Lender as part of such Borrowing (in the case of a conversion), or the reimbursement obligation owed to such Lender under Section 2.05(i) in respect of the B/As accepted by such Lender as part of such maturing B/A Drawing (in the case of a continuation), and such Borrower shall pay to the Canadian Administrative Agent for the account of such Lender an amount equal to the difference between the principal amount of such Loan or the aggregate face amount of such maturing B/As, as the case may be, and such net amount.
SECTION 2.08.    Termination, Reduction, Increase and Extension of Commitments.
(a)    Unless previously terminated, the Commitments shall automatically terminate on the Maturity Date.
(b)    The Company may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, or the entire amount of the Commitments of such Class, (ii) the Company will not terminate or reduce the Global Tranche Commitments if, after giving effect to any concurrent prepayment of the Global Tranche Loans in accordance with Section 2.10, the aggregate Global Tranche Credit Exposures would exceed the aggregate Global Tranche Commitments and (iii) the Company shall not terminate or reduce the US/UK Tranche Commitments if, after giving effect to any concurrent prepayment of the US/UK Tranche Loans in accordance with Section 2.10, the aggregate US/UK Tranche Credit Exposures would exceed the aggregate US/UK Tranche Commitments.
(c)    The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date of such election. Promptly following receipt of any such notice, the Administrative Agent shall advise the Canadian Administrative Agent and the applicable Lenders of the contents thereof; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or debt securities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Except as provided in Section 2.08(e), each reduction of the Commitments of any

Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
(d)    The Company may, by written notice to the Administrative Agent, request that the total Commitments under any Tranche be increased (a “Commitment Increase”) by an amount for each increased Tranche of not less than US$15,000,000 or an integral multiple of US$5,000,000 in excess thereof; provided that the aggregate amount of increases under all Tranches pursuant to this sentence shall not exceed the sum of (A)(1) US $250,000,000 minus the aggregate amount by which the Commitments shall theretofore have been increased pursuant to clause (A)(1) of paragraph (e) below plus (2) an unlimited amount so long as immediately after giving effect to such Commitment Increase, the Leverage Ratio shall not exceed 3.50:1.00 on a pro forma basis, at any time after the Closing Date at the request of the Company and with the consent of the lenders whose commitments are to be increased and (B) the aggregate amount by which new Commitments of any Class established pursuant to Section 2.08 shall exceed the simultaneous reductions in the Global Tranche Commitments and/or the US/UK Tranche Commitments of the Lenders participating in such new Class. Such notice shall set forth the amount of the requested increase in each Tranche and the date (the “Increase Effective Date”) on which such increase is requested to become effective (which shall be not less than 10 Business Days or more than 45 days after the date of such notice); provided that any existing Lender approached to provide all or a portion of the Commitment Increase may decline, in its sole discretion, to provide all or a portion of such portion of the Commitment Increase. Each Commitment Increase will be effected by a joinder agreement (the “Increase Joinder”) executed by the Company, the Administrative Agent, the Issuing Banks and each Lender providing a portion of such Commitment Increase, in form and substance of Exhibit G attached hereto or otherwise reasonably satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent and the Issuing Banks to effect the Commitment Increase. Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, at the time of the execution of an Increase Joinder, this Agreement and the other Loan Documents shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Commitment Increase evidenced thereby. Any such deemed amendment may be effected by the Administrative Agent with the Borrower’s consent and furnished to the other parties hereto. On the Increase Effective Date, (A) the aggregate principal amount of the Loans outstanding under each Tranche under which a Commitment Increase will become effective (the “Initial Loans” under such Tranche) immediately prior to giving effect to the applicable Commitment Increase on the Increase Effective Date shall be deemed to be repaid, (B) after the effectiveness of the Commitment Increase, the Borrowers holding Commitments under such Tranche shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans under such Tranche and of the types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (C) each Lender under such Tranche shall pay to the Applicable Agent in same day funds an amount equal to the difference, if positive, between (x) such Lender’s Tranche Percentage (calculated after giving effect to the Commitment Increase) of the Subsequent Borrowings and (y) such Lender’s Tranche Percentage (calculated without giving effect to the Commitment Increase) of the Initial Loans, (D) after the Applicable Agent receives the funds specified in clause (C) above, the Applicable Agent shall pay to each Lender under such Tranche the portion of such funds that is equal to the difference, if positive, between (1) such Lender’s Tranche Percentage (calculated without giving effect to the Commitment Increase) of the Initial Loans and (2) such Lender’s Tranche Percentage (calculated after giving effect to the Commitment Increase) of the amount of the Subsequent Borrowings, (E) each Lender shall be deemed to hold its Tranche Percentage of each Subsequent Borrowing (each calculated after giving effect to the Commitment Increase) and (F) each applicable Borrower shall pay each applicable Lender any and all accrued but unpaid interest on the Initial Loans. The deemed payments made pursuant to clause (A) above in respect of each Eurocurrency Loan or B/A Equivalent Loan shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.15 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs actually result therefrom. Notwithstanding the foregoing, no increase in the Commitments under any Tranche (or in any Commitment of any Lender) or addition of any Lender providing any Commitment Increase shall become effective under this Section unless, (A) on the date of such increase, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company, (B) the Company shall be in pro forma compliance with Section 6.05 (calculated using the Consolidated Total Debt as of such date immediately after giving effect to the Commitment Increase) and (C) the Administrative Agent shall have received (with sufficient copies for each of the Lenders) documents consistent with those delivered pursuant to Section 4.01 (including, at the request of the Administrative Agent, legal opinions) as to the corporate power and authority of the applicable Borrowers to borrow hereunder after giving effect to such increase, all in form and substance reasonably satisfactory to the Administrative Agent.
(e)    Notwithstanding anything in Section 10.02 or elsewhere in this Agreement to the contrary, in the event the Company shall desire to designate after the date hereof as Borrowing Subsidiaries hereunder one or more Subsidiaries organized under the laws of Canada or any political subdivision thereof and shall determine that payments of interest or fees by any such Subsidiary to one or more of the Global Tranche Lenders would be subject to withholding taxes if made under the arrangements provided for herein, the Company may request Lenders selected by it that would be able to receive such payments free of withholding taxes to establish hereunder an additional Class of Commitments under which Loans would be made available to such Borrowing Subsidiaries and, if the Company shall so elect, to the Company and one or more other Borrowing Subsidiaries, and, subject to the provisions of the following sentence, the Company may increase total Commitments in connection with the establishment of such Class. Subject to the provisions of this paragraph, any such additional Class of Commitments may be established by a written amendment to this Agreement entered into by the Company, the Administrative Agent, each Issuing Bank and each Lender that shall agree to provide a Commitment of such Class, and shall not require the consent of any other Lender; provided, that: (i) the aggregate outstanding principal amount of the new Commitments of any Class established pursuant to this paragraph shall not, without the consent of the Required Lenders, exceed the sum of (A)(1) US$250,000,000 minus the aggregate amount by which the Commitments shall theretofore have been increased pursuant to clause (A)(1) of paragraph (d) above plus (2) an unlimited amount so long as immediately after giving effect to such new Commitments, the Leverage Ratio shall not exceed 3.50:1.00 on a pro forma basis and (B) the aggregate amount of any simultaneous reductions of the Global Tranche Commitments and/or the US/UK Tranche Commitments of the Lenders extending Commitments as part of such new Class (and any such reductions may, notwithstanding any other provision of this Agreement, be effected by the amendment agreement establishing such new Class without any corresponding reduction of the Commitments of the other Global Tranche Lenders or US/UK Tranche Lenders, as the case may be); and (ii) the terms applicable to the Commitments and Borrowings of any new Class shall be the same as those applicable to the original Classes except as required or deemed appropriate by the Company, the Administrative Agent and the Issuing Banks to make the Commitments and Loans of such new Class available to the intended Borrowing Subsidiaries. Any such amendment agreement shall, subject to the preceding sentence, amend the provisions of this Agreement and the other Loan Documents to set forth the terms of such new Class and the Borrowings thereunder and make such other amendments to this Agreement (including to Sections 2.17, 7.02 and 10.02) as shall be necessary or appropriate in the judgment of the Company and the Administrative Agent to make the benefits of this Agreement available to the Lenders participating in such new Class. Further, any such amendment agreement shall amend the provisions of this Agreement (including the definition of Excluded Taxes and Section 2.16) as shall be necessary or appropriate in the judgment of the Company, the Administrative Agent and the Issuing Banks to ensure that payments by or to Lenders participating in such new Class shall not be subject to withholding taxes imposed by Canada and the United States in effect on the date each such Lender becomes a participant in the new Class. The Commitments, Loans and Borrowings of any Class established pursuant to this paragraph shall constitute Commitments, Loans and Borrowings under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees created by the Subsidiary Guarantee Agreement to the extent provided therein.
SECTION 2.09.    Repayment of Loans and B/As; Evidence of Debt.
(a)    Each Borrower hereby unconditionally promises to pay to the Applicable Agent for the accounts of the applicable Lenders (i) the then unpaid principal amount of each Borrowing of such Borrower on the Maturity Date and (ii) the face amount of each B/A, if any, accepted by such Lender as provided in Section 2.05. Each Borrower agrees to repay the principal amount of each Loan or B/A made to or drawn by such Borrower and the accrued interest on such Loan in the currency of such Loan or B/A.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made or B/A accepted by such Lender, including the amounts of principal and interest and amounts in respect of B/As payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts (including the Register described in Section 10.04) in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of each B/A accepted and purchased hereunder and the Contract Period applicable thereto, (iii) the amount and currency of each Letter of Credit issued hereunder, (iv) the amount of any principal, interest or other amount due and payable or to become due and payable from each Borrower to any Lender hereunder and (v) the amounts received by any Agent hereunder for the accounts of the Lenders and each Lender’s share thereof. The Administrative Agent shall make the information in such accounts available to the Canadian Administrative Agent from time to time upon its request. The Canadian Administrative Agent shall furnish to the Administrative Agent, promptly after the making of any Loan, Borrowing or B/A Drawing or the issuance, amendment, renewal or extension of any Letter of Credit with respect to which it is the Applicable Agent or the receipt of any payment of principal or interest with respect to any such Loan or Borrowing or other amounts with respect to any such B/A, information with respect thereto that will enable the Administrative Agent to maintain the accounts referred to in the preceding sentence.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall, to the extent consistent with the Register, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans or amounts payable in respect of B/As in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note. In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form reasonably acceptable to the Company and the Administrative Agent, acting reasonably. Thereafter, the

Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
SECTION 2.10.    Prepayment of Loans.
(a)    Any Borrower shall have the right at any time and from time to time to prepay any Borrowing (but for greater certainty not any B/A Drawing) of such Borrower without premium or penalty (subject to Section 2.15) in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.
(b)    If the Revolving Credit Exposures of any Class shall exceed the aggregate Commitments of such Class (other than solely as a result of changes in Exchange Rates), the Borrowers shall promptly prepay Loans and/or amounts owed in respect of outstanding B/As in an amount sufficient to eliminate such excess. If the aggregate Revolving Credit Exposures of any Class (in the case of Global Tranche Credit Exposures, net of any cash or cash equivalents on deposit in Prepayment Accounts) shall exceed the aggregate Commitments of such Class solely as a result of changes in Exchange Rates, then (i) on the last day of any Interest Period for any Eurocurrency Borrowing of such Class or any Contract Period for any B/A Drawing of such Class and (ii) on any other date in the event ABR Borrowings or Canadian Base Rate Borrowings of such Class shall be outstanding, the applicable Borrowers shall prepay Loans and/or amounts owed in respect of B/As in an amount equal to the lesser of (A) the amount required to eliminate such excess and (B) the amount of the Borrowings or B/A Drawings referred to in clauses (i) and (ii), as applicable; provided that if, on any Reset Date, the aggregate amount of the Revolving Credit Exposures of any Class shall for any reason exceed 107.5% of the aggregate Commitments of such Class, then the Borrowers shall, not later than the next Business Day, prepay one or more Borrowings of such Class and/or amounts owed in respect of B/As in an aggregate principal amount sufficient to eliminate such excess (after giving effect to any other prepayment of Loans or B/As (including deposits made to the Prepayment Account) on such day). For purposes of this paragraph, any excess of the aggregate Revolving Credit Exposures of any Class (in the case of Global Tranche Credit Exposures, net of any cash or cash equivalents on deposit in Prepayment Accounts) over the aggregate Commitments of such Class shall be deemed to result solely from changes in Exchange Rates if no such excess shall have existed at the time of and immediately after giving effect to the most recent Borrowing, acceptance and purchase of B/As or reduction of the Commitments of such Class.
(c)    The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent) by telephone (confirmed by telecopy) of any prepayment of a Borrowing hereunder (i) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of such prepayment and (ii) in the case of an ABR Borrowing or a Canadian Base Rate Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly following receipt of any such notice, the Applicable Agent shall advise the applicable Lenders of the contents thereof. Except as otherwise required in connection with any mandatory prepayment, each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing; provided that a notice of voluntary prepayment of the Loans delivered by the

Company may state that such notice is conditioned upon the effectiveness of other credit facilities or debt securities, in which case such notice may be revoked by the relevant Borrower (by notice to the Administrative Agent on or prior to the specified effective date). Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12. In the event any prepayment shall be made hereunder but the applicable Borrower shall not have selected the Borrowings or B/A Drawings to be prepaid, the Administrative Agent shall apply such prepayment (i) first, to ABR Borrowings or Canadian Base Rate Borrowings, (ii) second, to Eurocurrency Borrowings and (iii) third, to the prepayment of amounts due in respect of B/As. No such termination or reduction shall reduce the aggregate available commitments of all Lenders to an amount less than the aggregate Loans and LC Exposures (unless cash collateralized or otherwise backstopped in a manner reasonably acceptable to the applicable Issuing Bank) then outstanding.
(d)    Amounts to be applied pursuant to clause (b) of this Section or Article VII to prepay or repay amounts to become due with respect to then outstanding B/As shall be deposited in a Prepayment Account (as defined below). The Canadian Administrative Agent shall apply any cash deposited in the Prepayment Account allocable to amounts to become due in respect of B/As on the last day of their respective Contract Periods until all amounts due in respect of such outstanding B/As have been prepaid or until all such cash has been exhausted (and any amount remaining in the Prepayment Account after all of the respective B/As for which the applicable deposit was made have matured and been paid will be released to the Canadian Borrowing Subsidiaries). For purposes of this Agreement, the term “Prepayment Account” shall mean an account established by a Canadian Borrowing Subsidiary with the Canadian Administrative Agent and over which the Canadian Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph (d). The Canadian Administrative Agent will, at the request of such Canadian Borrowing Subsidiary, invest amounts on deposit in the Prepayment Account in short-term, cash equivalent investments selected by the Canadian Administrative Agent in consultation with such Canadian Borrowing Subsidiary that mature prior to the last day of the applicable Contract Periods of the B/As to be prepaid; provided, however, that the Canadian Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if an Event of Default shall have occurred and be continuing. Such Canadian Borrowing Subsidiary shall indemnify the Canadian Administrative Agent for any losses relating to the investments so that the amount available to prepay amounts due in respect of B/As on the last day of the applicable Contract Period is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest earned on such investments (which shall be for the account of such Canadian Borrowing Subsidiary, to the extent not necessary for the prepayment of B/As in accordance with this Section), the Prepayment Account shall not bear interest. Interest or profits, if any, on such investments shall be deposited in the Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans and all amounts due hereunder has been accelerated pursuant to Article VII, the Canadian Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account of any Canadian Borrowing Subsidiary to satisfy any of the Obligations of such Canadian Borrowing Subsidiary in respect of Loans and B/As (and each Canadian Borrowing Subsidiary hereby grants to the Canadian Administrative Agent a security interest in its Prepayment Account to secure such Obligations).
SECTION 2.11.    Fees.
(a)    The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fees”), which shall accrue at the “Commitment Fee Rate” determined by reference to the definition of “Applicable Rate” on the daily average undrawn amount of each Commitment of such Lender during the period from and including the Closing Date, but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and on the date on which such Commitments terminate. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    Each Borrower agrees to pay (i) to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of each Lender a letter of credit participation fee with respect to its participations in Letters of Credit issued for the account of such Borrower, which shall accrue at the Applicable Rate on the daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date hereof to but excluding the later of the date on which the last of such Lender's Commitments under the applicable Tranche terminates and the date on which such Lender ceases to have any LC Exposure under such Tranche, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum (or any lesser amount that the Company and such Issuing Bank may agree upon from time to time) on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank for the account of such Borrower during the period from and including the date hereof to but excluding the later of the date of termination of the last of the Commitments under the applicable Tranche and the date on which there ceases to be any LC Exposure, under such Tranche, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of such Borrower or processing of drawings thereunder. Participation fees and fronting fees accrued under this paragraph through and including the last day of March, June, September and December of each year shall be payable on such last day, commencing on the first such date to occur after the date hereof; provided that all such fees shall be payable on the date on which the last of the Commitments terminates and any such fees accruing after such date shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 30 days after written demand. All participation fees and fronting fees payable under this paragraph shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    Each Canadian Borrowing Subsidiary agrees to pay to the Canadian Administrative Agent, for the accounts of the Global Tranche Lenders (or the lending offices designated to accept and purchase B/As pursuant to Section 2.16(f)), on each date on which B/As drawn by such Canadian Borrowing Subsidiary are accepted hereunder, in Canadian Dollars, an acceptance fee computed by multiplying the face amount of each such B/A by the product of (i) the Applicable Rate for B/A Drawings on such date and (ii) a fraction, the numerator of which is the number of days in the Contract Period applicable to such B/A and the denominator of which is 365.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent, Canadian Administrative Agent, or the applicable Issuing Bank, as applicable, for distribution to the applicable Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.12.    Interest.
(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate and the Loans comprising each Canadian Base Rate Borrowing shall bear interest at the Canadian Base Rate.

(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of any other amount payable in Canadian Dollars, 2% plus the rate applicable to Canadian Base Rate Loans as provided in paragraph (a) of this Section or (iii) in the case of any other amount, 2% plus the rate applicable to ABR Loans made in the United States as provided in paragraph (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan or Canadian Base Rate Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest on Loans denominated in Sterling and interest computed by reference to the Canadian Base Rate or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Base Rate or Adjusted LIBO Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.13.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
%3)    the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
%3)    the Applicable Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans as Eurocurrency Loans included in such Borrowing for such Interest Period; then the Applicable Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests a Eurocurrency Borrowing shall be ineffective and the applicable Borrower may instead request an ABR Borrowing not later than 12:00 noon, Local Time, on the date of the proposed Borrowing and (ii) any Interest Election Request that requests the conversion or continuation of any Borrowing as a Eurocurrency Borrowing shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in US Dollars (except for a Borrowing by a UK Borrowing Subsidiary), as an ABR Borrowing or (B) if such

Borrowing is denominated in any other currency, or if such Borrowing is denominated in US Dollars and made by a UK Borrowing Subsidiary, as a Borrowing bearing interest at such rate as the Lenders and the Company may agree adequately reflects the costs to the Lenders of making or maintaining their Loans (or, in the absence of such agreement, shall be repaid as of the last day of the current Interest Period applicable thereto).
SECTION 2.14.    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
(ii)    impose on any Lender or Issuing Bank or the London or Canadian interbank market any other condition or Tax affecting this Agreement, Eurocurrency Loans or B/A Drawings made by such Lender or any Letter of Credit or participations therein, other than any Indemnified Taxes, Excluded Taxes or Other Taxes;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Eurocurrency Loan or obtaining funds for the purchase of B/As (or of maintaining its obligation to make any such Loan or to accept and purchase B/As) or to increase the cost to such Lender or Issuing Bank of participating in issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Company will pay or cause the other Borrowers to pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such additional costs incurred or reduction suffered.
(b)    If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), other than any Indemnified Taxes, Excluded Taxes or Other Taxes, then from time to time the Company will pay or cause the other Borrowers to pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the calculations used by such Lender or Issuing Bank to determine such amount, shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay or cause the other Borrowers to pay to such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that neither the Company nor any other Borrower shall be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and delivers a certificate with respect thereto as provided in paragraph (c) above; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.15.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(c) and is revoked in accordance therewith), or (d) the assignment or deemed assignment of any Eurocurrency Loan or the right to receive payment in respect of a B/A other than on the last day of the Interest Period or Contract Period applicable thereto as a result of a request by the Company pursuant to Section 2.18 then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense actually incurred and attributable to such event but excluding loss of anticipated profits. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the Applicable Agent (who shall promptly inform the applicable Borrower of the contents thereof) and shall be conclusive absent manifest error. The applicable Borrower shall pay the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.16.    Taxes.
(a)    Subject to all the provisions of this Section 2.16 and except as required by law, any and all payments by or on account of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Canadian Administrative Agent or the applicable Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    In addition, the Loan Parties shall pay any Other Taxes (not otherwise addressed in Section 2.16(a)) to the relevant Governmental Authority in accordance with applicable law.
(c)    The relevant Borrower shall indemnify the Administrative Agent, the Canadian Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent or such Lender or Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except to the extent such penalties, interest or costs are attributable to the gross negligence or willful misconduct by a Lender, Issuing Bank or Agent), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or Issuing Bank, or by an Agent, on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error. Such Lender, Issuing Bank or Agent shall give the Company written notice of any payment of Indemnified Taxes or Other Taxes to be made hereunder with respect to which the Company has an indemnity obligation, but the failure of such Lender, Issuing Bank or Agent to give such notice shall not limit its right to receive indemnification hereunder, except that a failure to give such notice will constitute gross negligence or willful misconduct for purposes of the first sentence of this clause (c) to the extent penalties, interest or costs are incurred solely as a result of the failure to give such notice. Such Lender, Issuing Bank or Agent shall use reasonable efforts to cooperate with the Company in seeking a refund or return of such payment of Indemnified Taxes or Other Taxes.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Any Lender, Issuing Bank or Agent that claims to be entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower to whom a Lender has made a Loan is organized or resident for tax purposes, or any treaty to which such jurisdiction is a party, or any other jurisdiction with respect to which the Agent, Lender or Issuing Bank receives written notice of such exemption from the applicable Borrower with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate. Such documentation shall include, as applicable and without limitation, (x) properly completed and executed U.S. Internal Revenue Service Forms W-8BEN, W-8ECI, W-8IMY (including the appropriate attachments thereto) or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from United States withholding tax along with any other documentation required by applicable law, (y) where claiming exemption under Section 871(h) or 881(c) of the Code, a statement signed under penalty of perjury that such Person is not (1) a “bank” as described in Section 881(c)(3)(A) of the Code, (2) a 10% shareholder of the Company (within the meaning of Section 871(h)(3)(B) of the Code) or (3) a controlled foreign corporation related to the Company or any Loan Party within the meaning of Section 864(d)(4) of the Code, together with a properly completed U.S. Revenue Service Form W-8BEN and (z) a properly completed and executed U.S. Internal Revenue Service Form W-9. In addition, if a payment made to an Agent, Lender or Issuing Bank under this Agreement or in respect of any Obligation of a Borrower would be subject to United States withholding tax imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable) and such Person is claiming or seeking to claim an exemption from withholding under FATCA, such Person shall deliver to such Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for the Borrowers or the Administrative Agent to comply with their obligations under FATCA, to determine that such Person has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Such Lender, Issuing Bank or Agent shall indemnify and hold harmless the Company and such Borrower from any penalties, interest or other costs incurred by such Borrower solely as a result of the failure of such Lender, Issuing Bank or Agent to comply properly with such documentation requirements.
(f)    Each Agent, Lender or Issuing Bank, on the date it becomes an Agent, Lender or Issuing Bank hereunder (or designates a new lending office), will designate lending offices for the Loans to be made and held by it and B/As to be accepted and purchased by it and Letters of Credit to be issued by it or in respect of which it holds a participation, and represents and warrants that, on such date (but without giving effect to any Change in Law after the date hereof), it will not be liable and the relevant Borrower will not be required to withhold or deduct for any withholding tax that is imposed (i) by the United States of America on payments by the Company or any US Borrowing Subsidiary, (ii) by Canada on payments by any Canadian Borrowing Subsidiary, or (iii) unless such Agent, Lender or Issuing Bank is a Treaty Lender required to complete an application for a reduced withholding tax rate under an applicable income tax treaty with the United Kingdom in order to receive the benefit of such reduced withholding tax rate, by the United Kingdom on payments from the United Kingdom by any UK Borrowing Subsidiary, in each case except if such Lender (or assignor, if any) was, at the time of designation of a new lending office (or assignment), unable to comply with this Section 2.16(f) because of a change in applicable law (and would have been able to comply on the date that the applicable Lender or assignor became a Lender hereunder). Each Agent, Lender and Issuing Bank shall provide documentation to the Company (with a copy to the Administrative Agent pursuant to Section 2.16(e)) prescribed by applicable law or reasonably requested by the Company to establish the foregoing. If an Agent, Lender or Issuing Bank is unable to comply with this Section 2.16(f) because of a change in applicable law described above, such Agent, Lender or Issuing Bank shall provide the relevant Borrower with (i) adequate information as will permit such Borrower to determine the applicable rate of withholding tax and (ii) any additional properly completed and executed documentation reasonably requested by the relevant Borrower which is necessary to make such withholding on a payment made hereunder. Each Agent, Lender or Issuing Bank shall indemnify the relevant Borrower for the full amount of Excluded Taxes paid or required to be paid by a Borrower on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any Loan Document as a result of such Agent’s, Lender’s or Issuing Bank’s failure to comply with this Section 2.16(f).
(g)    If a Lender, Issuing Bank or an Agent (each a “Finance Party”) receives a refund or credit in respect of Indemnified Taxes or Other Taxes pursuant to this Section 2.16 and, in the case of a credit, such credit reduces the Tax liability of the Finance Party and is in the good faith opinion of the relevant Finance Party both identifiable and quantifiable without requiring such Finance Party or its professional advisers to expend a material amount of time or incur a material cost in so identifying or quantifying, the Finance Party will pay over the amount of such refund or credit to the relevant Borrower to the extent the Finance Party has received indemnity payments or additional amounts pursuant to this Section 2.16, net of all out-of-pocket expenses incurred in obtaining such refund or credit and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, however, that the relevant Borrower, upon the request of the Finance Party, agrees to repay the amount it received to the Finance Party within 30 days of such request, plus penalties, interest or other charges imposed by the relevant Governmental Authority (except to the extent such penalties or other charges are incurred solely as a result of the gross negligence or willful misconduct of the relevant Finance Party), if the refund or credit is subsequently disallowed or cancelled. Amounts payable to a Borrower under this clause (g) with respect to a refund received by a Finance Party will be paid to the relevant Borrower within 30 days of receipt of such refund by the Finance Party. Amounts payable under this clause (g) with respect to a credit realized by a Finance Party will be paid within 30 days of the determination by the Finance Party that the credit reduced the Tax liability of such Finance Party. To the extent that a UK Borrowing Subsidiary has been required to make an increased payment pursuant to Section 2.16(a) to an Agent, Lender or Issuing Bank solely as a result of an application for relief under an applicable income tax treaty being submitted but not processed before the relevant interest payment date, such Agent, Lender or Issuing Bank shall be required to make an application under such treaty for a refund of the Indemnified Taxes or Other Taxes which have caused such increased payment to become payable.
(h)    Each Treaty Lender and each UK Borrowing Subsidiary shall cooperate in completing any procedural formalities (including the completion and submission of any relevant form) necessary for such UK Borrowing Subsidiary to obtain and maintain authorization to make such payments of interest under this Agreement to which such Treaty Lender is entitled without deduction or withholding of Taxes. Unless such Treaty Lender is eligible to use the HMRC DT Treaty Passport scheme in relation to such payments, such Treaty Lender shall as soon as reasonably practicable after becoming a Lender under this Agreement submit an application for gross payment to its local tax authority and provide a copy of such application to the Company. If such Treaty Lender is eligible to use the HMRC DT Treaty Passport scheme in relation to such payments, such Treaty Lender shall use such scheme and shall promptly provide written notification to the Company of its intention to do so as soon as reasonably practicable after becoming a Lender under this Agreement (the “Relevant Accession Date”) and, in connection therewith, (i) each UK Borrowing Subsidiary that is a Borrower on the Relevant Accession Date shall file a duly completed form DTTP2 in respect of such Treaty Lender with HM Revenue & Customs within 30 days of the Relevant Accession Date, and (ii) each UK Borrowing Subsidiary which becomes a Borrower after the Relevant Accession Date shall file a duly completed form DTTP2 in respect of such Treaty Lender with HM Revenue & Customs within 30 days of becoming a Borrower and shall promptly provide such Treaty Lender with a copy thereof.
(i)    This Section 2.16 shall not be construed to require any Agent, any Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.
SECTION 2.17.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees or reimbursements of LC Disbursements, or of amounts payable under Sections 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., Local Time (unless a different time is specified under a particular provision hereof or thereof), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to the applicable account specified in Schedule 2.17 or, in any such case, to such other account as the Applicable Agent shall from time to time specify reasonably in advance of the date of the required payment in a notice delivered to the Company; provided that such payments shall be subject to the principles of Section 2.16(f) (substituting “Applicable Agent” for “Lender or Issuing Bank” and “account” for “lending offices”); provided further that payments to be made directly to an Issuing Bank as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Applicable Agent shall distribute any such payments received by it for the account of any Lender or other Person promptly following receipt thereof to the appropriate lending office or other address specified by such Lender or other Person. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan and all amounts owing in respect of any B/A Drawing or any LC Disbursement shall be made in the currency of such Loan or B/A Drawing or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by an Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment.
(b)    If at any time insufficient funds are received by and available to any Agent from any Borrower to pay fully all amounts of principal, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loans or amounts owing in respect of any B/A Drawing or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, amounts owing in respect of any B/A Drawing, participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans or amounts owing in respect of any B/A Drawing or participations in LC Disbursements, as applicable, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of their respective Loans and amounts owing in respect of any B/A Drawing, participations in LC Disbursements and accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the relevant Borrower in the amount of such participation.
(d)    Unless the Applicable Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing

Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at a rate determined by the Applicable Agent in accordance with banking industry practices on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it to any Agent pursuant to this Agreement, then the Agents may, in their discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by them for the account of such Lender to satisfy such Lender’s obligations to the Agents until all such unsatisfied obligations are fully paid.
SECTION 2.18.    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount or indemnify any Person pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign (in accordance with and subject to the restrictions contained in Section 10.04) its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such assignment.
(b)    If (i) any Lender requests compensation under Section 2.14, (ii) any Loan Party is required to pay any additional amount or indemnify any Person pursuant to Section 2.16, (iii) any Lender is a Defaulting Lender or (iv) any Lender refuses to consent to any amendment or waiver of any Loan Document that requires the consent of all Lenders (or of each affected Lender, where such Lender is an affected Lender) and such amendment or waiver is consented to by Lenders having Revolving Credit Exposures and unused Commitments representing more than 66 2/3% of the aggregate Revolving Credit Exposures and unused Commitments of all Lenders, then the Company may, at its sole expense and effort, but with the cooperation of the Administrative Agent, upon notice to such Lender and the Administrative Agent, require such Lender (a “Replaced Lender”) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Global Tranche Commitment is being assigned, each US Issuing Bank and each Canadian Issuing Bank and if a US/UK Tranche Commitment is being assigned, each US Issuing Bank), if such consent would be required under Section 10.04(b), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. In connection with any such replacement, if any such Replaced Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within one (1) Business Day of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Replaced Lender, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Replaced Lender.
SECTION 2.19.    Designation of Borrowing Subsidiaries. The Company may at any time and from time to time designate any Subsidiary as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement, provided that in no event shall the Company designate any Foreign Subsidiary (other than a Canadian Subsidiary or a UK Subsidiary) to become a Borrower (a) if such Foreign Subsidiary would be required by law, as of the effective date of such Borrowing Subsidiary Agreement, to withhold or deduct any Taxes from or in respect of any sum payable hereunder by such Foreign Subsidiary as a Borrower hereunder to any Lender, Agent or Issuing Bank, (b) if such designation or the making of loans or other extensions of credit to such Foreign Subsidiary by any Lender is prohibited by applicable laws or regulations or (c) if such designation or the making of loans or other extensions of credit to such Foreign Subsidiary by any Lender would result in any increased costs to any Lender, Agent or Issuing Bank pursuant to Section 2.14. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary at a time when any principal of or interest on any Loan to such Borrowing Subsidiary or any B/A drawn by or any Letter of Credit issued for the account of such Borrowing Subsidiary shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Borrowing Subsidiary to make further Borrowings and draw further B/As and obtain further Letters of Credit under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement or Borrowing Subsidiary Termination, the Administrative Agent shall send a copy thereof to each Lender.
SECTION 2.20.    Additional Reserve Costs.
(a)    [reserved].
(b)    If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks) in respect of any of such Lender’s Loans, such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Loans subject to such requirements, additional interest on such Loans at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loans.
(c)    Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the relevant Lender, acting in good faith, which determination shall be conclusive absent manifest error, and notified to the relevant Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Loans, and such additional interest so notified to the relevant Borrower by such Lender shall be payable to such Lender on each date on which interest is payable for such Loans.

SECTION 2.21.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
%3)    Commitment Fees shall cease to accrue from and after the time such Lender becomes a Defaulting Lender on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);
%3)    if such Defaulting Lender is an Issuing Bank, fronting fees shall cease to accrue from and after the time such Lender becomes a Defaulting Lender on the LC Exposure attributable to Letters of Credit issued by such Issuing Bank pursuant to Section 2.11(b)(ii);
%3)    the Commitment and Revolving Credit Exposure, if any, of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action under this Agreement (including any consent to any amendment, waiver or modification pursuant to Section 10.02), provided that any amendment, waiver or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders or that would (i) change the percentage of Commitments or of the aggregate unpaid principal amount of the Loans or LC Exposures, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (ii) amend this Section 2.21 or Section 10.02 in a manner which affects such Defaulting Lender differently than other Lenders and is adverse to such Defaulting Lender, (iii) increase or extend the Commitment of such Defaulting Lender or subject such Defaulting Lender to any additional obligations (it being understood that any amendment, waiver or consent in respect of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase or extension of the Commitment of any Lender or an additional obligation of any Lender), (iv) reduce the principal of the Loans made by such Defaulting Lender or any LC Disbursements or (v) postpone the scheduled date for any payment of principal of, or interest on, the Loans made by such Defaulting Lender or any LC Disbursements, shall in each case require the consent of such Defaulting Lender (which consent shall be deemed to have been given if such Defaulting Lender fails to respond to a written request for such consent within 30 days after receipt of such written request);
%3)    if any LC Exposure exists at the time such Lender becomes a Defaulting Lender or at any time such Lender remains a Defaulting Lender, then:
(%4)    (x) all or any part of such LC Exposure comprising Global Tranche LC Exposure shall be reallocated among the Global Tranche Lenders that are Non-Defaulting Lenders in accordance with their respective Adjusted Global Tranche Percentages but only to the extent (a) the sum of any such Non-Defaulting Lender's Global Tranche Credit Exposure plus its Adjusted Global Tranche Percentage of such Defaulting Lender's Global Tranche LC Exposure does not exceed such Non-Defaulting Lender's Global Tranche Commitment and (b) the sum of all such Non-Defaulting Lenders' Global Tranche Credit Exposures plus such Defaulting Lender's Global Tranche LC Exposure does not exceed the total of all Non-Defaulting Lenders' Global Tranche Credit Commitments (it being understood that such LC Exposure shall not be reallocated after the Revolving Credit Commitments are terminated on the Maturity Date) and (y) all or any part of such LC Exposure comprising US/UK Tranche LC Exposure shall be reallocated among the US/UK Tranche Lenders that are Non-Defaulting Lenders in accordance with their respective Adjusted US/UK Tranche Percentages but only to the extent (a) the sum of any such Non-Defaulting Lender's US/UK Tranche Credit Exposure plus its Adjusted US/UK Tranche Percentage of such Defaulting Lender's US/UK Tranche LC Exposure does not exceed such Non-Defaulting Lender's US/UK Tranche Commitment and (b) the sum of all such Non-Defaulting Lenders' US/UK Tranche Credit Exposures plus such Defaulting Lender's US/UK Tranche LC Exposure does not exceed the total of all Non-Defaulting Lenders' US/UK Tranche Credit Commitments (it being understood that such LC Exposure shall not be reallocated after the Revolving Credit Commitments are terminated on the Maturity Date);
(%4)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within five Business Days following notice by the Administrative Agent cash collateralize such Defaulting Lender's LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(k) for so long as such LC Exposure is outstanding;
(%4)    if the Borrowers cash collateralize any portion of such Defaulting Lender's LC Exposure pursuant to this Section 2.21(d), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender's LC Exposure (and such fees shall cease to accrue with respect to such Defaulting Lender's LC Exposure) during the period such Defaulting Lender's LC Exposure is cash collateralized;
(%4)    if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.21(d), then the fees payable to the Lenders pursuant to Sections 2.11(a) and 2.11(b) shall be adjusted in accordance with such Non-Defaulting Lenders' Adjusted Tranche Percentages; and
(%4)    if any Defaulting Lender's LC Exposure is not reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender's LC Exposure shall be payable to the applicable Issuing Bank(s) until such LC Exposure is reallocated;
%3)    so long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, renew extend or increase any Letter of Credit unless such Defaulting Lender's LC Exposure that would result from such newly issued, renewed, extended or increased Letter of Credit has been or would be, at the time of such issuance, renewal, extension or increase, fully allocated among Non-Defaulting Lenders pursuant to Section 2.21(d)(i) or fully cash collateralized by the Borrowers pursuant to Section 2.21(d)(ii);
%3)    in the event that the Agents, the Borrowers and the Issuing Banks each agree (acting reasonably) that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of the LC Exposure of such Lender as may be necessary in order for such Lender's LC Exposure to be reallocated to such Lender in accordance with its applicable Tranche Percentage;

%3)    the reallocation pursuant to paragraph (d) above or the operation of any other provision of this Section 2.21, will not (i) constitute a waiver or release of any claim the Borrowers, the Agents any Issuing Bank or any other Lender may have against such Defaulting Lender, or (except with respect to clause (f) above) cause such Defaulting Lender to be a Non-Defaulting Lender, or (ii) except as expressly provided in this Section 2.21, excuse or otherwise modify the performance by the Borrowers of their respective obligations under this Agreement and the other Loan Documents; and
%3)    anything herein to the contrary notwithstanding, the Borrowers may (i) require such Lender to assign and delegate all its interests, rights and obligations under the Loan Documents pursuant to Section 2.18(b) or (ii) terminate the unused amount of the Commitment of a Defaulting Lender on a non-pro rata basis upon notice to the Administrative Agent (which shall promptly notify the Lenders thereof), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Agents, any Issuing Bank or any Lender may have against such Defaulting Lender.
ARTICLE III
Representations and Warranties
Each of the Borrowers represents and warrants to the Lenders, as of the Closing Date and thereafter as of the date of any Borrowing or B/A Drawing, that:
SECTION 3.01.    Organization; Powers. Each of the Company and the Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing (to the extent such concepts are applicable), in every jurisdiction where such qualification is required.
SECTION 3.02.    Authorization; Enforceability. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate or partnership and, if required, stockholder action. Each of the Loan Documents has been duly executed and delivered by each Loan Party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and, in the case of obligations of UK Borrowing Subsidiaries, the time barring of claims under the Limitation Acts and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of the UK stamp duty may be void.
SECTION 3.03.    Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate or result in a default under any material agreement or other material instrument binding upon the Company or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of the Subsidiaries, (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of the Subsidiaries and (e) will not violate the charter, by-laws or other organizational documents of the Company or any of the Subsidiaries, except, in the case of clause (a), (b), (c) and (d), to the extent that failure to comply could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.04.    Financial Condition; No Material Adverse Change.
(n)    The Company has heretofore furnished to the Lenders its consolidated balance sheets and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2013, reported on by PricewaterhouseCoopers LLP, independent public accountants, and such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP. The Company has heretofore furnished to the Lenders the consolidated balance sheets and statements of income, stockholders equity and cash flows of MillerCoors as of and for the fiscal year ended December 31, 2013, reported on by PricewaterhouseCoopers LLP, independent public accountants.
(o)    Since December 31, 2013, there has not occurred or become known any event or circumstance that constitutes or would reasonably be expected to result in a material adverse change in the business, assets, operations or financial condition of the Company and the Subsidiaries, taken as a whole.
SECTION 3.05.    Properties.
(c)    Each of the Company and the Subsidiaries has good title to, valid leasehold interests in, or valid licenses of, all its real and personal property material to its business, except for defects in title that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(d)    Each of the Company and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, except for any intellectual property the failure to own or license which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and the use thereof by the Company and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06.    Litigation and Environmental Matters.
(f)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters and other matters disclosed in the most recent annual report of the Company filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2013) or (ii) that involve this Agreement or any other Loan Document or the Transactions.
(g)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any

Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 3.07.    Compliance with Laws and Agreements. Each of the Company and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08.    Investment Company Status. Neither the Company nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09.    Taxes. The Company and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10.    ERISA and Pension Plans.
(e)    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, the Company and each ERISA Affiliate have fulfilled their obligations under the minimum funding standards of Section 302 of ERISA and Section 412 of the Code and have not incurred, and could not reasonably be expected to incur, any liability to the PBGC under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
(f)    Each Canadian Borrowing Subsidiary is in compliance with all Applicable Canadian Pension Legislation and all of its obligations in respect of each applicable Pension Plan except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11.    Disclosure. None of the reports, financial statements, certificates or other written information (other than projections, estimates, forecasts, budgets and other forward looking information concerning the Company and its Subsidiaries (collectively, the “Projections”) and other forward looking information of a general economic or industry specific nature) furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains, as of the date furnished (and taken together with all other information then or theretofore furnished) any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect the Projections, the Company represents only that such information was prepared in good faith based upon assumptions believed by the Company to be reasonable at the time (it being understood that such Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies beyond the Company’s control, that no assurances can be given that the projections will be realized and that actual results may be materially different).

SECTION 3.12.    Margin Stock. Neither the Company nor any of the Subsidiaries is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. None of the Loans will be used to purchase or carry any Margin Stock, to refinance any Indebtedness originally incurred for any such purpose or in any other manner that would violate any provision of Regulation U or X of the Board.
SECTION 3.13.    Subsidiaries; Guarantee Requirement. Schedule 3.13 correctly sets forth, as of the Closing Date, (a) the name and jurisdiction of organization of each Domestic Subsidiary, Canadian Subsidiary and UK Subsidiary that is a Significant Subsidiary and (b) the ownership of all the outstanding Equity Interests in each such Subsidiary (other than any Equity Interests owned by Persons other than the Company and the Subsidiaries).
SECTION 3.14.    USA PATRIOT ACT; FCPA.
(a)    To the extent applicable, each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the USA Patriot Act and (iii) the FCPA.
(b)    No part of the proceeds of the Loans will be used (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or (ii) for the purpose of financing the activities of or business with any Person or in any country that would be in violation of any sanctions administered by the Office of Foreign Assets Control of the United States Department of Treasury.
ARTICLE IV
Conditions
SECTION 4.01.    Closing Date. The obligation of each Lender to make Loans and accept and purchase B/As, and the obligation of the Issuing Banks to issue Letters of Credit on the Closing Date is subject to the satisfaction (or waiver in accordance with Section 10.02) of each of the following conditions:
%3)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
%3)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Canadian Administrative Agent and the Lenders and dated the Closing Date) of (i) Deputy General Counsel of the Company, (ii) Kirkland & Ellis LLP, special US counsel for the Company, (iii) McCarthy Tétrault LLP, special Canadian counsel for certain of the Canadian Subsidiaries, (iv) Cox & Palmer, special Nova Scotia counsel for certain of the Canadian Subsidiaries, and (v) Clifford Chance LLP, UK counsel for the Administrative Agent.

%3)    The Administrative Agent shall have received (i) such customary documents, resolutions and secretary’s certificates relating to the organization, existence and good standing (to the extent applicable in the jurisdiction of organization of the Borrowers and Subsidiary Guarantors (which in respect of each UK Subsidiary which is a Guarantor shall include constitutional documents, a board resolution, a shareholders resolution and a certificate from the directors certifying that no guaranteeing limit would be breached and that every copy document provided by that UK Subsidiary is correct, complete and in full force and effect) of the Loan Parties, and the authorization of (x) in the case of the Subsidiary Guarantors, the Loan Documents, and (y) in the case of Borrowers, the Transactions and (ii) at least 5 Business Days prior to the Closing Date (to the extent requested by any Arranger or Lender in writing at least 10 Business Days prior to the Closing Date), all documentation required under applicable related “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act.
%3)    The Guarantee Requirement shall be satisfied.
%3)    The Administrative Agent, the Arrangers and the Lenders shall have received all fees required to be paid on or prior to the Closing Date by the Company hereunder or under any Fee Letter, and all expenses required to be paid on or prior to the Closing Date by the Company hereunder or under the Commitment Letter for which invoices have been presented at least three Business Days prior to the Closing Date.
%3)    The representations and warranties of the Loan Parties set forth in Article III shall be true and correct in all material respects on the Closing Date (except that any representations given as of a particular date shall be true and correct in all material respects as of such date).
%3)    At the time of, and immediately after giving effect to, the Closing Date, no Default or Event of Default shall have occurred and be continuing.
%3)    If a Borrowing is to occur on the Closing Date, the relevant Borrower shall have delivered a Borrowing Request in accordance with Section 2.03.
%3)    The Administrative Agent shall have received reasonably satisfactory evidence of the termination and repayment (or the effectiveness of arrangements for such termination and repayment reasonably satisfactory to the Administrative Agent) of all Indebtedness outstanding under the Existing Credit Agreements.
The Administrative Agent shall notify the Borrowers and the Lenders of the Closing Date, and such notice shall be conclusive and binding.
SECTION 4.02.    Each Credit Event. The obligations of the Lenders to make Loans (except for the Loans to be made on the Closing Date) and accept and purchase B/As, and the obligations of the Issuing Banks to issue or increase the amount of any Letter of Credit, are subject to the satisfaction of the following conditions:
%3)    The representations and warranties of the Loan Parties set forth in Article III (other than those set forth in Sections 3.04(b) and 3.06(a)) shall be true and correct in all material respects on and as of the date of such Borrowing or B/A Drawing or the date of issuance or increase of such Letter of Credit, as applicable (except that any such representation given as of a particular date shall be true and correct in all material respects as of that date).
%3)    At the time of and immediately after giving effect to such Borrowing or B/A Drawing or the issuance or increase of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
%3)    The relevant Borrower shall have delivered a Borrowing Request in accordance with Section 2.03.
Each incurrence of a Loan, each B/A Drawing and each issuance or increase of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
SECTION 4.03.    Initial Credit Event for each Borrowing Subsidiary. The obligation of each Lender to make the initial Loans to any Borrowing Subsidiary that becomes a Borrowing Subsidiary after the Closing Date or to initially accept and purchase B/As for the account of such Borrowing Subsidiary, and of the Issuing Banks to initially issue any Letter of Credit for the account of such Borrowing Subsidiary, is subject to the satisfaction of the following conditions:
%3)    The Administrative Agent (or its counsel) shall have received such Borrowing Subsidiary’s Borrowing Subsidiary Agreement duly executed by all parties thereto.
%3)    The Administrative Agent shall have received such documents, certificates and legal opinions as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing (to the extent such concept is applicable) of such Borrowing Subsidiary, the authorization of the Transactions and the enforceability of this Agreement insofar as they relate to such Borrowing Subsidiary and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel, which shall be deemed to be satisfactory if such documents, certificates or opinions are consistent with the deliveries under Section 4.01.
%3)    Each Lender shall have received reasonably satisfactory “know your customer” and other customary information as such Lender shall reasonably request.
ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and each B/A (other than any B/A that has been fully cash collateralized pursuant to Section 2.10(d)) and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated (or cash collateralized or otherwise backstopped in a manner reasonably acceptable to the applicable Issuing Bank) and all LC Disbursements have been reimbursed, the Company covenants and agrees with the Lenders as to itself and the Subsidiaries and each Borrowing Subsidiary covenants and agrees with the Lenders as to itself and its Subsidiaries that:
SECTION 5.01.    Financial Statements and Other Information. The Company will (or, with respect to the financial statements relating to MillerCoors pursuant to clause (a) below, use its commercially reasonable efforts to) furnish to the Administrative Agent (which shall distribute such materials to each Lender):
%3)    within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (with the opinion of such financial statements not containing (i) a “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit that results from restrictions imposed by the Company on the audit procedures carried out by its independent public accountants) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and within 90 days after the end of each fiscal year of MillerCoors, its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing;
%3)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
%3)    concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.05, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and, if the effect of such change shall have been deferred under Section 1.04 for purposes of Section 6.05 or any other provision hereof, reconciling, as applicable, the calculations referred to in clause (ii) above or any calculations required under any other provision with the financial statements delivered under clause (a) or (b) above, and (iv) confirming compliance with the requirements set forth in the definition of “Guarantee Requirement” and attaching a revised form of Schedule 3.13 showing all additions to and removals from the list of Subsidiary Guarantors since the date of the most recently delivered Schedule 3.13 (or confirming that there have been no changes from such most recently delivered Schedule 3.13);
%3)    concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines or in accordance with the normal commercial practices of such accounting firm);
%3)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;
%3)    promptly after Moody’s, S&P or Fitch shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;
%3)    promptly following the request therefor, all documentation and other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and
%3)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as any Agent or any Lender may reasonably request.
Information required to be delivered pursuant to the clauses above or pursuant to Section 5.02(b) or (d) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted on the Company’s website on the Internet at www.molsoncoors.com (or such other address as the Company shall provide to the Lenders) or by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence shall have been delivered or caused to be delivered to the Administrative Agent providing notice of such posting or availability); provided that the Company shall deliver paper copies of such information to the Administrative Agent for any Lender that requests such delivery through the Administrative Agent. Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
SECTION 5.02.    Notices of Material Events. The Company will furnish to the Administrative Agent (which shall distribute such materials to each of the Lenders) prompt written notice of the following:
%3)    the occurrence of any Default;
%3)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;
%3)    the (i) occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, (ii) receipt of any notice indicating any intention by the PBGC to terminate any Plan, or

(iii) receipt of any notice indicating any intention by a multiemployer plan to obtain any withdrawal liability from the Company or any of its Subsidiaries or ERISA Affiliates (provided such withdrawal liability could reasonably be expected to exceed US$100,000,000); and
%3)    any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.
Each notice delivered (or deemed to have been delivered) under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.    Existence; Conduct of Business. The Company will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited by Section 6.03.
SECTION 5.04.    Payment of Taxes. The Company will, and will cause each of the Subsidiaries to, pay its material Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP (or generally applicable accounting principles in the relevant jurisdiction) or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05.    Maintenance of Properties; Insurance. The Company will, and will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and damage by casualty excepted, except where the failure to take such actions could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as shall be determined by the officers of the Company in the exercise of their reasonable judgment to be consistent with prudent business practices.
SECTION 5.06.    Books and Records; Inspection Rights. The Company will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct in all material respects entries are made of all material dealings and transactions in relation to its business and activities. The Company will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, so long as the Company has been provided the opportunity to be present, its independent accountants, all at such reasonable times and as often as reasonably requested. All visitation requests by Lenders shall be made through the Administrative Agent, and the Agents and the Lenders shall endeavor to coordinate such visits in order to minimize expense and inconvenience to the Company.
SECTION 5.07.    Compliance with Laws. The Company will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority, including Environmental Laws, ERISA and Applicable Canadian Pension Legislation, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.08.    Use of Proceeds. The proceeds of the Loans will be used to provide working capital from time to time and for other general corporate purposes (including, without limitation, capital expenditures, investments, refinancings, restricted payments and share repurchases) of the Company and the Subsidiaries.
SECTION 5.09.    Guarantee Requirement; Elective Guarantor.
(f)    The Company will cause the Guarantee Requirement to be satisfied at all times on and following the Closing Date.
(g)    With respect to any Subsidiary that is not required to Guarantee the Obligations (or a portion of the Obligations) pursuant to the Guarantee Requirement, the Company may (but is not required to), at any time upon three Business Days’ notice to the Administrative Agent, cause any such Subsidiary to (x) become a Subsidiary Guarantor or (y) Guarantee Obligations that such Subsidiary is not otherwise required to Guarantee pursuant to the Guarantee Requirement (such Subsidiary, an “Elective Guarantor”) by such Subsidiary executing and delivering to the Administrative Agent a supplement to the Subsidiary Guarantee Agreement. So long as no Default would result from such release, (i) if all of the capital stock of an Elective Guarantor owned by the Company or a Subsidiary are sold or otherwise disposed of in a transaction or transactions permitted by this Agreement or (ii) in the event that, immediately after giving effect to the release of any Elective Guarantor’s Guarantee (or Guarantee of a portion of the Obligations), all of the Indebtedness of the non-Subsidiary Guarantors is permitted under Section 6.01, then, in each case, such Guarantee (or Guarantee of such applicable portion of the Obligations) shall automatically be released and promptly following the Company’s request, the Administrative Agent shall execute such further evidence of release of such Elective Guarantor pursuant to this Section 5.09(b) from its Guarantee (or Guarantee of such applicable portion of the Obligations).
ARTICLE VI
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and each B/A (other than any B/A that has been fully cash collateralized pursuant to Section 2.10(d)) and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated (or cash collateralized or otherwise backstopped in a manner reasonably acceptable to the applicable Issuing Bank) and all LC Disbursements have been reimbursed, the Company covenants and agrees with the Lenders as to itself and the Subsidiaries and each Borrowing Subsidiary covenants and agrees with the Lenders as to itself and its subsidiaries that:
SECTION 6.01.    Priority Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Priority Indebtedness other than:
%3)    Indebtedness under (i) this Agreement and (ii) the Subsidiary Guarantee Agreement;
%3)    Indebtedness existing on the date hereof and set forth on Schedule 6.01, and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, that no additional Subsidiaries (other than any Subsidiary that shall be a Subsidiary Guarantor with respect to all of the Obligations and, in the case of Indebtedness of any Foreign Subsidiary, subsidiaries of such Foreign Subsidiary that are required to become Guarantors under the terms of such Indebtedness as in effect on the date hereof) will be added as obligors or Guarantors in respect of any Indebtedness referred to in this clause (b) and no such Indebtedness shall be secured by any additional assets (other than as a result of any Lien covering after-acquired property in effect on the date hereof);
%3)    [reserved];
%3)    Indebtedness of any Subsidiary to the Company or any other Subsidiary, or Indebtedness of the Company to any Subsidiary; provided that no such Indebtedness shall be assigned to a Person other than the Company or a Subsidiary;
%3)    Indebtedness (including Capital Lease Obligations and Attributable Debt in respect of Sale-Leaseback Transactions) incurred to finance the acquisition, construction or improvement of, and secured by, any fixed or capital assets (including real property), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or add additional Subsidiaries as obligors or Guarantors in respect thereof and that are not secured by any additional assets; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;
%3)    Indebtedness of any Person that becomes a Subsidiary after the Closing Date, provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and indebtedness which may be incurred to provide for the near-term working capital needs of any such Person under any revolving credit or similar facility that exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and extensions, renewals or replacements of any of the Indebtedness referred to above in this clause that do not increase the outstanding principal amount thereof (or in the case of revolving credit facilities, the outstanding total commitment thereof) or add additional Subsidiaries (other than any Subsidiary that shall be a Subsidiary Guarantor with respect to all of the Obligations and, in the case of Indebtedness of any Foreign Subsidiary, subsidiaries of such Foreign Subsidiary that are required to become Guarantors under the terms of such Indebtedness as in effect on the date hereof) as obligors or Guarantors in respect thereof and that are not secured by any additional assets (other than as a result of any Lien covering after-acquired property that shall be in effect at the time such Person becomes a Subsidiary);
%3)    Indebtedness of any Subsidiary as an account party in respect of letters of credit backing obligations of any Subsidiary that do not constitute Indebtedness (other than performance, surety, appeal or similar bonds to the extent constituting Indebtedness);
%3)    Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or letters of credit, appeal bonds, surety bonds or performance bonds securing the performance of the Company or any Subsidiary pursuant to such agreements, in connection with acquisitions or dispositions of any business, assets or Subsidiary of the Company or any of its Subsidiaries or otherwise in the ordinary course of business;
%3)    Indebtedness consisting of (or connected with) industrial development, pollution control or other revenue bonds or similar instruments issued or guaranteed by any Governmental Authority;

%3)    Securitization Transactions to the extent that the aggregate amount, without duplication, of all Securitization Transactions does not at any time exceed US$100,000,000 in respect of Securitization Transactions relating to loans made to bars, pubs and other similar establishments in the United Kingdom or US$400,000,000 in respect of other Securitization Transactions;
%3)    other Priority Indebtedness in an aggregate amount outstanding at any time not greater than 15% of Consolidated Net Tangible Assets as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, pursuant to Section 5.01(a) or (b) of the Existing 2012 Credit Agreement); and
%3)    Indebtedness arising under a guarantee or indemnity given by the Company or any Subsidiary in favor of a bank in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of the Company or any Subsidiary.
SECTION 6.02.    Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
%3)    Liens securing or deemed to exist in connection with Priority Indebtedness (other than Indebtedness referred to in paragraphs (c) and (d) of Section 6.01) to the extent such Priority Indebtedness is permitted under Section 6.01;
%3)    Permitted Encumbrances;
%3)    Liens in connection with Hedging Agreements, the aggregate principal amount of the obligations under which does not exceed US$250,000,000;
%3)    any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof (or on improvements or accessions thereto or proceeds therefrom) and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
%3)    any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary other than improvements and accessions to the assets to which it originally applies and proceeds of such assets, improvements and accessions and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
%3)    Liens in favor of any Governmental Authority to secure obligations pursuant to the provisions of any contract or law;

%3)    Liens to secure obligations of the Company to any Subsidiary Guarantor;
%3)    Liens to secure obligations of a Subsidiary to the Company or any other Subsidiary; and
%3)    other Liens not specifically listed above securing obligations (other than Indebtedness) not to exceed US$100,000,000 at any one time outstanding.
SECTION 6.03.    Fundamental Changes.
(h)    The Company will not merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and whether directly or through the merger of one or more Subsidiaries) assets representing all or substantially all the assets of the Company and the Subsidiaries (whether now owned or hereafter acquired), or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Person may merge into or amalgamate with the Company in a transaction in which the Company is the surviving corporation.
(i)    The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the date of this Agreement, and businesses reasonably related thereto.
SECTION 6.04.    Transactions with Affiliates. The Company will not, and will not permit any of the Subsidiaries to, sell, lease or otherwise transfer any property or assets to, purchase, lease or otherwise acquire any property or assets from or otherwise engage in any other transactions with any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate.
SECTION 6.05.    Leverage Ratio. The Company will not permit the Leverage Ratio to exceed 3.50:1.00, determined as of the last day of each fiscal quarter of the Company.
ARTICLE VII
Events of Default
SECTION 7.01.    Events of Default. If any of the following events (“Events of Default”) shall occur:
%3)    any Borrower shall fail to pay any principal of any Loan or any B/A or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
%3)    any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

%3)    any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or any material information contained in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made, deemed made or delivered;
%3)    the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower’s existence) or 5.08 or 5.09 (if such failure under Section 5.09 shall continue for fifteen Business Days after notice thereof from the Administrative Agent to the Company) or in Article VI;
%3)    the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company;
%3)    the Company or any Subsidiary shall fail to make any payment (whether of principal or interest) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after any applicable grace period; provided that this clause (f) shall not apply to any breach or default that has been remedied or waived;
%3)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, or that enables or permits (after all applicable grace periods and all required notices have been given) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (or (i) in the case of any Securitization Transaction constituting Material Indebtedness, that enables or permits the investors or purchasers to terminate purchases of Receivables or interests therein or to require the repurchase of all outstanding Receivables by the Company or a Subsidiary, in either case, prior to its scheduled termination or (ii) any default or similar event under a Hedging Agreement constituting Material Indebtedness that enables or permits a counterparty to terminate such Hedging Agreement and require any termination or similar payment to be made thereunder); provided that this clause (g) shall not apply to (A) secured Indebtedness that becomes due as a result of the condemnation, damage or loss of, or the voluntary sale or transfer of, the property or assets securing such Indebtedness, (B) Indebtedness which is convertible into Equity Interests and so converts or (C) any breach or default in such Material Indebtedness that has been remedied or waived;
%3)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, administration or other relief in respect of the Company or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, administrator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

%3)    the Company or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, administration or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, administrator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing or (vii) become unable, admit in writing its inability or fail generally to pay its debts as they become due;
%3)    one or more judgments for the payment of money in an aggregate amount in excess of US$100,000,000 shall be rendered against the Company, any Significant Subsidiary or any combination thereof and the same shall remain undischarged and unvacated for a period of 30 consecutive days during which execution shall not be effectively stayed, or a judgment creditor shall have attached or levied upon any material assets of the Company or any Significant Subsidiary to enforce any such judgment;
%3)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
%3)    the guarantee of any Subsidiary Guarantor under the Subsidiary Guarantee Agreement or the Company’s guarantee under Article VIII shall not be (or shall be asserted by the Company or any Subsidiary Guarantor not to be) valid or in full force and effect (except in the case of any release of any guarantee of any Subsidiary Guarantor in accordance with the terms of the Subsidiary Guarantee Agreement); or
%3)    a Change in Control shall occur;
then, and in every such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Section (other than subclause (vii) of such clause (i))), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans and principal amounts payable in respect of B/As then outstanding to be due and payable in whole or in part (in which case any principal amount not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and of B/As so declared to be due and payable, together with accrued interest on the Loans and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately (except as provided above), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; provided, however, that in case of any event described in clause (h) or (i) of this Section with respect to a Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

ARTICLE VIII
Guarantee
In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.
Except as otherwise provided herein, the Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Agent or Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.
The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent or Lender to any balance of any deposit account or credit on the books of any Agent or Lender in favor of any Borrower or any other Person.
The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.
The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent or Lender upon the bankruptcy or reorganization of any Borrower or otherwise.
In furtherance of the foregoing and not in limitation of any other right which any Agent or Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by any Agent or Lender, forthwith pay, or cause to be paid, to the Applicable Agent or Lender in cash an amount equal to the unpaid principal amount of such Obligation then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent or Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify each Agent and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.
Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrower to the Agents and the Lenders.
Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.
ARTICLE IX
The Agents
In order to expedite the transactions contemplated by this Agreement, the Persons named in the heading of this Agreement are hereby appointed to act as Administrative Agent and Canadian Administrative Agent on behalf of the Lenders and the Issuing Banks. Each of the Lenders, each assignee of any Lender and each Issuing Bank hereby irrevocably authorizes the Agents to take such actions on behalf of such Lender or assignee or Issuing Bank and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent and, to the extent expressly provided herein, the Canadian Administrative Agent are hereby expressly authorized by the Lenders and the Issuing Banks, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and the Issuing Banks all payments of principal of and interest on the Loans and all other amounts due to the Lenders and the Issuing Banks hereunder, and promptly to distribute to each Lender or Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Company of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Company or any other Loan Party pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to release any Subsidiary Guarantor from its obligations under the Subsidiary Guarantee Agreement in the event that all the capital stock of such Guarantor shall be sold, transferred or otherwise disposed of to a Person other than the Company or an Affiliate of the Company in a transaction not prohibited by this Agreement. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent and the Canadian Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
With respect to the Loans made by it under this Agreement, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent under the Loan Documents and without any duty to account therefor to the Lenders.

The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents, and their duties under the Loan Documents shall be administrative in nature. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise upon receipt of notice in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the institution serving as Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence, bad faith or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and in good faith believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

In taking any discretionary action hereunder, or in determining whether any provision hereof is applicable to any event, transaction or circumstance, the Administrative Agent may, in its discretion, but shall not be required (unless required by any other express provision hereof) to, communicate such proposed action or determination to the Lenders prior to taking or making the same, and shall be entitled (subject to any otherwise applicable requirement of Section 10.02(b)), in the absence of any contrary communication received from any Lender within a reasonable period of time specified in such communication from the Administrative Agent, to assume that such proposed action or determination is satisfactory to such Lender.
Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Company shall have the right, with the consent of the Required Lenders (not to be unreasonably withheld or delayed), to appoint a successor; provided, that if a Default has occurred and is continuing, the Required Lenders, and not the Company, shall have the right, in consultation with the Company, to appoint such successor. If no successor shall have been so appointed by the Company (or, if applicable, the Required Lenders) and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a bank with an office in New York, New York or Toronto or London, as applicable, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall indemnify and hold harmless each Agent against, and shall make payable in respect thereof within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for such Agent) incurred by or asserted against such Agent by the United States Internal Revenue Service or any other Governmental Authority as a result of the failure of such Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify such Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective) unless such failure was due to the gross negligence or willful misconduct of such Agent. A certificate as to the amount of such payment or liability delivered to any Lender by such Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due such Agent under this Article. The agreements in this Article shall survive the resignation and/or replacement of each Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, a “Lender” shall for purposes of this paragraph include an Issuing Bank.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
Anything herein to the contrary notwithstanding, none of the Arrangers shall have any duties or obligations under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent, a Lender or an Issuing Bank hereunder.
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Agent (irrespective of whether the principal of any Loan or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the applicable Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the applicable Agent and, in the event that an Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent. Nothing herein shall be deemed to give the Agents the right to vote the claim of any Lender or Issuing Bank in any such proceeding pursuant to such Debtor Relief Law.
ARTICLE X
Miscellaneous
SECTION 10.01.    Notices.
(f)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(iii)    if to the Company, to it at Molson Coors Brewing Company, 1225 17th Street, Suite 3200, Denver, Colorado 80202, Attention of Treasurer (telecopy no. 303-927-2329), with a copy to Molson Coors Brewing Company, 1225 17th Street, Suite 3200, Denver, Colorado 80202, Attention of Chief Financial Officer (Fax: (303) 927-2416) and Chief Legal Officer (telecopy no. 303-927-927-2416);
(iv)    if to any Borrowing Subsidiary, to it in care of the Company as provided in paragraph (i) above;

(v)    if to the Administrative Agent, to Deutsche Bank AG New York Branch, c/o DB Services New Jersey, Inc., 5022 Gate Parkway, Suite 200, Jacksonville, FL 32256, Attention of Vanessa Laird (telecopy no. 904-779-3080);
(vi)    if to the Canadian Administrative Agent, to Deutsche Bank AG, Canada Branch, 199 Bay Street, Suite 4700, M5L 1E9 Toronto, Canada, Attention of Loan Operations (telecopy no. 416-682-8484); with a copy to the Administrative Agent as provided in paragraph (iii) above; and
(vii)    if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(g)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(h)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 10.02.    Waivers; Amendments.
(e)    No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.
(f)    Except as provided in Section 2.08(e), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company, Administrative Agent and the Issuing Banks with the consent of the Required Lenders (subject to clause (c) below) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that, except as expressly contemplated by Section 2.08(e), no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that the waiver of any Default or Event of Default shall not constitute an increase in the Commitment of such Lender), (ii) reduce the principal amount of any Loan, any amount payable in respect of any B/A or any LC Disbursement or reduce the Applicable Rate, or reduce any fees payable hereunder, without the written consent of each Lender owed such amount, (iii) postpone the date of any scheduled payment of the principal amount of any Loan, any amount payable in respect of any B/A or any LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such scheduled payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender owed such amount or which holds such Commitment, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, or amend the pro rata treatment of each reduction of the Commitments under Section 2.08, without the written consent of each Lender, (v) change any of the provisions of this Section or reduce the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release the Company or all or substantially all the Subsidiary Guarantors from its or their obligations under Article VIII or the Subsidiary Guarantee Agreement, without the written consent of each Lender, (vii) change any provisions of Section 7.02 without the written consent of each Lender, or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those of Lenders holding Loans of any other Class without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or an Issuing Bank hereunder or under any other Loan Document without the prior written consent of such Agent or Issuing Bank, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Global Tranche Lenders (but not the US/UK Tranche Lenders) or the US/UK Tranche Lenders (but not the Global Tranche Lenders) may be effected by an agreement or agreements in writing entered into by the Company and requisite percentage in interest of the affected Class of Lenders.
SECTION 10.03.    Expenses; Indemnity; Damage Waiver.
(g)    The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Arrangers and the Agents and their Affiliates (limited in the case of legal fees to the reasonable fees, charges and out-of-pocket disbursements of Cahill Gordon & Reindel LLP, and one Canadian counsel and one counsel in any other non-U.S. jurisdiction in which the Arrangers shall deem it advisable to retain counsel in connection with borrowings in or by a subsidiary organized under the laws of such jurisdiction, only, but not for any other third party consultant retained without the Company's consent), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by any Agent or any Lender (limited in the case of legal fees, (x) with respect to any Agent, to the reasonable fees, charges and out-of-pocket disbursements of Cahill Gordon & Reindel LLP and one local counsel per relevant jurisdiction, and (y) with respect to all of the other Lenders combined, to the reasonable fees, charges and out-of-pocket disbursements of one counsel per jurisdiction and to the extent required by conflicts of interest, one additional counsel) in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or the B/As accepted and purchased, hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(h)    The Company shall indemnify each Arranger, each Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual out-of-pocket losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and out-of-pocket disbursements of any counsel for any Indemnitee, other than Taxes which, in all cases, are subject to indemnity only pursuant to Section 2.16, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or B/A or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of the Subsidiaries, or any Environmental Liability related in any way to the Company or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by any Borrower or any Loan Party); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are (x) determined by a court of competent jurisdiction to have resulted from breach of the funding obligations of such party under the Loan Documents or the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, (y) disputes among Indemnitees (other than in connection with any such Indemnitee acting in its capacity as Arranger, Administrative Agent or Issuing Bank) that do not involve an act or omission by the Company or its Affiliates or (z) settlements without the Company’s consent (which consent shall not be unreasonably withheld or delayed), but, if settled with the Company’s consent or if there is a judgment against an Indemnitee in any such proceeding, then the Company will indemnify and hold harmless each Indemnitee in the manner set forth above).
(i)    To the extent that the Company fails to pay any amount required to be paid by it to any Agent or Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures and unused Commitments at the time (or most recently prior to such time).
(j)    To the extent permitted by applicable law, the Company, the Agents and the Lenders shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(k)    All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04.    Successors and Assigns.
(h)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender thereto (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(i)    Any Lender may assign to one or more assignees (other than to any Competitor) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) the Administrative Agent, the US Issuing Banks (in the case of an assignment of all or a portion of a Global Tranche Commitment or a US/UK Tranche Commitment or any Lender’s obligations in respect of its Global Tranche LC Exposure or US/UK Tranche LC Exposure) and the Canadian Issuing Bank (in the case of an assignment of all or a portion of a Global Tranche Commitment or any Lender’s obligations in respect of its Global Tranche LC Exposure) and, except in the case of an assignment (A) to a Lender or a Lender Affiliate or (B) at a time when an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, the Company must give its prior written consent to such assignment (which consent in each case shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$10,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, which shall contain, without limitation, a representation and warranty from the assignee that such assignee is not a Competitor, together with a processing and recordation fee of US$3,500 (it being understood that such fee is not payable by the Company), (iv) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Borrowers, each Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and the documentation required to be delivered under Sections 2.16(e) and (f), (vi) no assignee shall be entitled to receive any greater payment under Section 2.16 than the assigning Lender would have been entitled to receive with respect to the assigned interest unless the entitlement to receive any additional amounts under Section 2.16 arises as a result of a change in applicable law after the date such assignee becomes a party to this Agreement and (vii) the assignee shall be a Qualifying Lender, provided that if the assignee is a Treaty Lender then such Treaty Lender and each UK Borrowing

Subsidiary shall comply with Section 2.16(h). Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.
(j)    The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and interest on the Loans, amounts in respect of B/As and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything in this Agreement to the contrary, the Loans and Commitments are intended to be treated as registered obligations for tax purposes and the right, title and interest of the Lenders in and to such Loans and Commitments shall be transferable only in accordance with the terms hereof. This Section 10.04(c) shall be construed so that the Loans and Commitments are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
(k)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(l)    Any Lender may, without the consent of any Borrower or any Agent or Issuing Bank, sell participations to one or more banks or other entities (other than to any Competitor) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section

10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender entitled to such benefits and had acquired its interest by assignment pursuant to paragraph (b) of this Section, but only to the extent that such Participant agrees to comply with and be subject to Section 2.16 as if it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the relevant Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). No Lender shall have any obligation to disclose all or any portion of the Participant Register to the Borrowers or any other Person (including the existence or identity of any Participant or any information relating to a Participant’s interest in the Loans or other obligations under this Agreement) except (i) to the extent that such disclosure is necessary to establish that such Loans or other obligations are in registered form under Section 5f.103-1(c) of the applicable United States Treasury Regulations or (ii) with respect to any Person whose interest in the Obligations is treated as a participation by reason of the penultimate sentence of Section 10.04(b). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(m)    A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.16 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with and be subject to Section 2.16 as though it were a Lender.
(n)    Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(o)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Company, the option to provide to the Borrowers all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrowers pursuant to Section 2.01; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall be deemed to utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by the Granting Bank and such Granting Bank shall for all purposes remain the Lender of record hereunder. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Bank makes such payment. No SPC (or any Person receiving a payment through such SPC) shall be entitled to receive any greater payment under Sections 2.14, 2.15 or 2.16 (or any other increased costs protection provision) than the applicable Lender would have been entitled to receive with respect to the interests transferred to such SPC; provided that each SPC (or any Person receiving a payment through such SPC) shall be entitled to the benefits of Section 2.16 only to the extent such Person agrees to comply with and be subject to Section 2.16 as if it were a Lender. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04 other than Section 10.04(d), any SPC may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Bank or to any financial institutions (if consented to by the Company and Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans (but not relating to any Borrower, except with the Company’s consent) to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
SECTION 10.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein or in any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and any other Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding (unless collateralized or otherwise backstopped in a manner reasonably acceptable to the applicable Issuing Bank) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 10.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Commitment Letter and each Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. To the extent provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy (or other electronic transmission (including by .pdf)) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 10.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 10.09.    Governing Law; Jurisdiction; Consent to Service of Process.
(f)    This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(g)    Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.
(h)    Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(i)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 10.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR

ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 10.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 10.12.    Confidentiality. Each Agent, each Issuing Bank and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, subject, if reasonably practicable and legally permissible, to prior notice to the Company, (d) to any other party to this Agreement, (e) to the extent necessary for the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (in each case, other than Competitors) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company or any Subsidiary and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from or on behalf of the Company or any of its Subsidiaries relating to the Company or its Subsidiaries or Related Persons or their respective business, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 10.13.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14.    Conversion of Currencies.
(a)    If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)    The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor in the Agreement Currency, the Applicable Creditor shall refund the amount of such excess to the applicable Borrower. The obligations of the parties contained in this Section 10.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
SECTION 10.15.    USA Patriot Act. Each Lender hereby notifies the Borrowers and each Subsidiary Guarantor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers and each Subsidiary Guarantor, which information includes the name and address of each Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify each Borrower and each Subsidiary Guarantor in accordance with the USA Patriot Act.
SECTION 10.16.    Interest Act (Canada). Whenever interest is calculated on the basis of a year of 360 or 365 days, for the purposes of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable multiplied by the actual number of days in the year and divided by 360 or 365, as the case may be. All interest will be calculated using the nominal rate method and not the effective rate method and the deemed reinvestment principle shall not apply to such calculations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
MOLSON COORS BREWING COMPANY

By:    /s/ Michael Rumley
    Name:    Michael Rumley
    Title:    Vice President, Global Treasurer

MOLSON COORS INTERNATIONAL LP

By:    /s/ Michael Rumley
    Name:    Michael Rumley
    Title:    Vice President, Global Treasurer
MOLSON CANADA 2005

By:    /s/ Michael Rumley
    Name:    Michael Rumley
    Title:    Treasurer
By:    /s/ E. Lee Reichert
    Name:    E. Lee Reichert
    Title:     Assistant Secretary
MOLSON COORS CANADA INC.

By:    /s/ Michael Rumley
    Name:    Michael Rumley
    Title:    Treasurer
By:    /s/ E. Lee Reichert
    Name:    E. Lee Reichert
    Title:     Assistant Secretary
MOLSON COORS BREWING COMPANY (UK) LIMITED

By:    /s/ Simon Kerry
    Name:    Simon Kerry
    Title:    Director

DEUTSCHE BANK AG NEW YORK BRANCH,
individually and as Administrative Agent

By:    /s/ Ming K. Chu
    Name:    Ming K. Chu
    Title:    Vice President
By:    /s/ Heidi Sandquist
    Name:    Heidi Sandquist
    Title:    Director
DEUTSCHE BANK AG, CANADA BRANCH,
individually and as Canadian Administrative Agent

By:    /s/ Paul Uffelmann
    Name:    Paul Uffelmann
    Title:    Vice President

By:    /s/ Scott Lampard
    Name:    Scott Lampard
    Title:    Chief Country Officer
DEUTSCHE BANK AG NEW YORK BRANCH,
as Lender and Issuing Bank

By:    /s/ Ming K. Chu
    Name:    Ming K. Chu
    Title:    Vice President
By:    /s/ Heidi Sandquist
    Name:    Heidi Sandquist
    Title:    Director

BANK OF AMERICA, N.A.,
as Lender and Issuing Bank

By:    /s/ David L. Catherall
    Name:    David L. Catherall
    Title:    Managing Director

Bank of America, N.A. Canada branch, as Lender

By:    /s/ Medina Sales de Andrade
    Name:    Medina Sales de Andrade
    Title:    Vice President

UBS AG, STAMFORD BRANCH,
as Lender

By:    /s/ Lana Gifas
    Name:    Lana Gifas
    Title:    Director
By:    /s/ Jennifer Anderson
    Name:    Jennifer Anderson
    Title:     Associate Director

Citibank, N.A., as Lender

By:    /s/ Nicholas Pateros
    Name:    Nicholas Pateros
    Title:    Vice President

Goldman Sachs Bank USA, as Lender

By:    /s/ Mark Walton
    Name:    Mark Walton
    Title:    Authorized Signatory

MORGAN STANLEY BANK, N.A., as Lender
By:    /s/ Michael King
    Name:    Michael King
    Title:    Authorized Signatory

ROYAL BANK OF CANADA, as Lender
By:    /s/ Simone G. Vinocour McKeever
    Name:    Simone G. Vinocour McKeever
    Title:    Authorized Signatory

BMO Harris Financing, Inc., as Lender
By:    /s/ Robert Wolohan
    Name:    Robert Wolohan
    Title:    Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender
By:     /s/ Harumi Kambara
Name:     Harumi Kambara
Title:     Authorized Signatory

Lloyds Bank plc, as Lender
By:     /s/ Stephen Giacolone
Name:     Stephen Giacolone
Title:     Assistant Vice President G011
By:     /s/ Joel Slomko
Name:     Joel Slomko
Title:     Assistant Vice President S088

The Northern Trust Company, as Lender
By:     /s/ Molly Drennan
Name:     Molly Drennan
    Title:     Senior Vice President

Wells Fargo Bank, National Association, as Lender
By:     /s/ Mark Holm
Name:     Mark Holm
Title:     Managing Director

SCHEDULE 2.01

Commitments

Lender	Global Tranche Commitment	US/UK Tranche Commitment	Total Commitment
Deutsche Bank AG New York Branch	$85,000,000	$0	$85,000,000
Bank of America, N.A.	$85,000,000	$0	$85,000,000
UBS AG, Stamford Branch	$85,000,000	$0	$85,000,000
Citibank, N.A.	$65,000,000	$0	$65,000,000
Goldman Sachs Bank USA	$65,000,000	$0	$65,000,000
Morgan Stanley Bank, N.A.	$65,000,000	$0	$65,000,000
Royal Bank of Canada	$65,000,000	$0	$65,000,000
BMO Harris Financing, Inc.	$47,000,000	$0	$47,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$47,000,000	$0	$47,000,000
Lloyds Bank plc	$47,000,000	$0	$47,000,000
The Northern Trust Company	$47,000,000	$0	$47,000,000
Wells Fargo Bank, National Association	$47,000,000	$0	$47,000,000
Total	US$750,000,000	US$0	US$750,000,000

SCHEDULE 2.04(i)
LC Commitment

Issuing Bank	LC Commitment
Deutsche Bank AG New York Branch	$50,000,000
Bank of America, N.A.	$50,000,000

SCHEDULE 2.17

Payment Instructions
1.    Payment Instructions for the Administrative Agent:
For Payments in US Dollars
Deutsche Bank Trust Company Americas (Swift Code BKTRUS33)
ABA: 021.001.033
Account Name: Deutsche Bank NY Loan Operations
Account Number: 60.200.119
Ref: Molson Coors Brewing Company
For Payments in Canadian Dollars
Royal Bank of Canada, Toronto
Swift Code ROYCCAT2
Account name: Deutsche Bank AG New York (SWIFT: DEUTUS33)
Account no. (Routing code //CC0003) 095912235745
Ref: Molson Coors Brewing Company
For Payments in Euros
Deutsche Bank AG Frankfurt
Swift Code DEUTDEFF
Account name: Deutsche Bank AG New York (SWIFT: DEUTUS33)
Account no. 100958409510
IBAN:DE67500700100958409510
Ref: Molson Coors Brewing Company
For Payments in Sterling
Deutsche Bank AG London
Sort code 40.50.81
Swift DEUTGB2L
Account name: Deutsche Bank AG New York Branch (SWIFT: DEUTUS33)
Account no. 40006900
Ref: Molson Coors Brewing Company
2.    Payment Instructions for the Canadian Administrative Agent:
For Payments in Canadian Dollars
Royal Bank of Canada, Toronto, Ontario
SWIFT: ROYCCAT2
TRANSIT 07172
A/C: Deutsche Bank AG, Canada Branch
A/C#071720000109
For Payments in US Dollars
Deutsche Bank Trust Company Americas, New York, New York
ABA: 021-001-033
A/C: Deutsche Bank AG, Canada Branch
A/C#04-800-750

SCHEDULE 3.06

Disclosed Matters
None.

SCHEDULE 3.13

Subsidiary Guarantors

Name of Subsidiary	Jurisdiction of Organization	Owner of Equity Interests
Coors Brewing Company	Colorado	Molson Coors Brewing Company
CBC Holdco 2 LLC	Colorado	Coors Brewing Company
CBC Holdco LLC	Colorado	CBC Holdco 2 LLC
Newco3, Inc.	Colorado	CBC Holdco LLC
Molson Coors International General, ULC	Nova Scotia	Newco3, Inc.
Coors International Holdco, ULC	Nova Scotia	Newco3, Inc.
Molson Coors International LP	Delaware	Coors International Holdco, ULC - 41.56%
Molson Coors International General, ULC - 58.44%
Molson Coors Capital Finance ULC	Nova Scotia	Molson Coors International LP
Molson Coors Callco ULC	Nova Scotia	Molson Coors International LP
Molson Coors Canada Holdco, ULC	Nova Scotia	Molson Coors Callco ULC
Molson Coors Canada Inc.	Canada	Molson Coors New Canco Inc. - 15.7%
Molson Coors Canada Holdco ULC - 84.3%
Molson Holdco, ULC	Nova Scotia	Molson Coors Canada Inc.
Molson Inc.	Canada	Molson Holdco ULC
Molson Canada 2005	Ontario	MC Alberta LP - 20.39%
Molson Inc. - 79.53%
Molson Canada Company - 0.08%
3230600 Nova Scotia Company	Nova Scotia	Molson Canada 2005
Molson Coors (UK) Holdings LLP	England and Wales	3230600 Nova Scotia Company - 99.934763149%
Molson Canada 2005 - 0.065236851%
Golden Acquisition*	England and Wales	Molson Coors (UK) Holdings LLP

Sched-3.13-1

Name of Subsidiary	Jurisdiction of Organization	Owner of Equity Interests
Molson Coors Holdings Limited*	England and Wales	Golden Acquisition
Molson Coors Brewing Company (UK) Limited*	England and Wales	Molson Coors Holdings Limited
MC Holding Company LLC	Colorado	Molson Coors Brewing Company
Molson Coors Holdco Inc.	Delaware	Molson Coors Brewing Company

* UK Guarantor and Elective Guarantor

Sched-3.13-2

SCHEDULE 6.01

Existing Priority Indebtedness

Type	Account Party	Amount Available ($mm)	Balance as of 12/31/13
Guarantees	Molson Coors Japan Co. Ltd	¥500.0	¥330.0
Guarantees	Molson Coors Japan Co. Ltd	¥1,500.0	¥575.0
Revolving Credit Facility	MC Netherlands BV	€120.0	€100.0
Factoring Arrangement	Zagrebacka Pivovaradd	€40.0	€16.4
Letters of Credit	MC Netherlands BV	€30.0	€15.9
BMG Overdraft Facility	StarBev Netherlands BV	N/A	€0.0

SCHEDULE 6.02

Existing Liens
None.

EXHIBIT A
FORM OF BORROWING REQUEST
Deutsche Bank AG New York Branch
as Administrative Agent for the Lenders
Deutsche Bank AG, Canada Branch
as Canadian Administrative Agent for the Lenders
_________________, 20
Ladies and Gentlemen:
The undersigned, [NAME OF BORROWER], a corporation (the “Borrower”) refers to the Credit Agreement dated as of June 18, 2014 (as amended, restated, supplemented or otherwise modified from time to time, and in effect on the date hereof, the “Credit Agreement”), among Molson Coors Brewing Company, the Initial Borrowing Subsidiaries and other Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent and an Issuing Bank, Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A. as an Issuing Bank. Capitalized terms used but not defined herein shall have meanings provided for such terms in the Credit Agreement.
This notice constitutes a Borrowing Request pursuant to Section 2.03 of the Credit Agreement. The Borrower hereby requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the terms on which such Borrowing is requested to be made:
(A)     Class and Type of Borrowing:
(B)     Currency and Aggregate Principal Amount of Borrowing:
(C)     Date of Borrowing:
(D)     Interest Period:
(E)     Account Number and Location:
[The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of the Borrowing Request and on the date of the related Borrowing, the conditions specified in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement have been satisfied.]
[NAME OF BORROWER]
By:
    Name:
    Title:

A-1

EXHIBIT B-1
FORM OF BORROWING SUBSIDIARY AGREEMENT
BORROWING SUBSIDIARY AGREEMENT dated as of            , 20   among MOLSON COORS BREWING COMPANY, a Delaware corporation (the “Company”), [NAME OF BORROWING SUBSIDIARY] (the “New Borrowing Subsidiary”), and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (the “Administrative Agent”).
Reference is hereby made to the Credit Agreement dated as of June 18, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Initial Borrowing Subsidiaries and other Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, the Administrative Agent, Deutsche Bank AG New York Branch, as an Issuing Bank, Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent and Bank of America, N.A., as an Issuing Bank. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to, and to accept and purchase B/As drawn by, the Company and Borrowing Subsidiaries. The Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Borrowing Subsidiary under the Credit Agreement. The Company represents that the New Borrowing Subsidiary is a Subsidiary organized under the laws of                 . The Company agrees that the Guarantee of the Company contained in the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, [and the execution and delivery to the Administrative Agent of a supplement to the Subsidiary Guarantee Agreement by the New Subsidiary Borrower], the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Borrowing Subsidiary” and a “Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement that by the terms of the Credit Agreement are applicable to it.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

B-1-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.
MOLSON COORS BREWING COMPANY
By:
    Name:
    Title:
[NAME OF NEW BORROWING SUBSIDIARY]
By:
    Name:
    Title:
DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent
By:
    Name:
    Title:

B-1-2

EXHIBIT B-2
FORM OF BORROWING SUBSIDIARY TERMINATION
Deutsche Bank AG New York Branch,
as Administrative Agent
for the Lenders referred to below
60 Wall Street
New York, NY 10005
Attention: Monica Tomasevich
Telecopy: 732-380-3355,
_____________, 20
Ladies and Gentlemen:
The undersigned, Molson Coors Brewing Company (the “Company”), refers to the Credit Agreement dated as of June 18, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Initial Borrowing Subsidiaries and other Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent and an Issuing Bank, Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as an Issuing Bank. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
The Company hereby terminates the status of               (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary under the Credit Agreement. The Company represents and warrants that no Loans made to, or B/As drawn by, the Terminated Borrowing Subsidiary are outstanding as of the date hereof (other than outstanding B/As for which the Terminated Borrowing Subsidiary, pursuant to Section 2.10(d) of the Credit Agreement, has made deposits in Prepayment Accounts for the full amount owed in respect thereof) and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.

B-2-1

EXHIBIT C
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and [INSERT NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any guarantees included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.     Assignor:
2.     Assignee:
(a)     Assignee is an Affiliate of:
(b)     Assignee is a Lender Affiliate administered or managed by:
__________________________________________________________

3.	Administrative Agent: Deutsche Bank AG New York Branch, as the Administrative Agent under the Credit Agreement

4.
Credit Agreement: Credit Agreement dated as of June 18, 2014, among MOLSON COORS BREWING COMPANY, the Initial Borrowing Subsidiaries and other Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and an Issuing Bank, DEUTSCHE BANK

AG, CANADA BRANCH, as Canadian Administrative Agent, and BANK OF AMERICA, N.A., as an Issuing Bank.

5.	Assigned Interest:

Tranche Commitment/Loans or B/As Assigned	Aggregate Amount of Tranche Commitments/Loans or B/As for all Lenders	Amount of Tranche Commitment/Loans or B/As Assigned	Percentage Assigned of Tranche Commitments/Loans or B/As
Global Tranche	$	$	$
US/UK Tranche	$	$	$

Effective Date: ____________________, 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR [NAME OF ASSIGNOR]
By:
    Name:
    Title:
ASSIGNEE [NAME OF ASSIGNEE]
By:
    Name:
    Title:
Consented to and Accepted:
DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent and an Issuing Bank
By:
    Name:
    Title:
By:
    Name:
    Title:
BANK OF AMERICA, N.A.,
As an Issuing Bank
By:
    Name:
    Title:
[Consented to:]
MOLSON COORS BREWING COMPANY
By:
    Name:
    Title:

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.     Representations and Warranties.
1.1     Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Company, the Borrowing Subsidiaries, any other Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, the Borrowing Subsidiaries, any other Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.     Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) on the Effective Date, the representation, warranty, indemnification and covenant in Section 2.16(f) of the Credit Agreement is true and correct as applied to the Assignee, and each Borrower may rely on such representation, warranty, indemnification and covenant with respect to the Assignee as if such Borrower is a party to this Assignment and Assumption, (vi) it is not a Defaulting Lender, (vii) it is a Qualifying Lender and (viii) it is not a Competitor; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.     Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.     General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy (or other electronic transmission (including by .pdf)) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D
[Reserved]

D-1

EXHIBIT E
FORM OF SUBSIDIARY GUARANTEE AGREEMENT
SUBSIDIARY GUARANTEE AGREEMENT dated as of [          ], 2014 among MOLSON COORS BREWING COMPANY, a Delaware corporation (the “Company”), MOLSON COORS BREWING COMPANY (UK) LIMITED, MOLSON CANADA 2005, MOLSON COORS CANADA INC. and MOLSON COORS INTERNATIONAL LP (the “Initial Borrowing Subsidiaries” and, together with the Company and other Borrowing Subsidiaries from time to time party to the Credit Agreement, the “Borrowers”), each subsidiary of the Company listed on Schedule I hereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (the “Administrative Agent”), on behalf of the Lenders under the Credit Agreement referred to below.
Reference is made to the Credit Agreement dated as of June 18, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Initial Borrowing Subsidiaries and other Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, the Administrative Agent, Deutsche Bank AG New York Branch, as an Issuing Bank, Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as an Issuing Bank. The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Each of the Guarantors (as defined below) is a Subsidiary of the Company and an affiliate of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:
SECTION 1.    Definitions.
(a)     Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.
(b)     The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement.
(c)     As used in this Agreement, the following terms have the meanings specified below:
“Canadian Guarantor” means any Guarantor that is a Canadian Subsidiary other than (i) Molson Coors Capital Finance ULC, (ii) Molson Coors International General, ULC, (iii) Coors International Holdco, ULC, (iv) Molson Coors Callco ULC, (v) Molson Canada 2005 and (vi) any other Foreign Subsidiary that Guarantees or is otherwise liable for any of the Senior Notes.
“Guarantors” means (a) the Subsidiaries identified on Schedule I hereto and (b) each other Subsidiary that becomes a party to this Agreement as a Guarantor after the Closing Date.
“UK Guarantor” means any Guarantor that is a UK Subsidiary.

SECTION 2.    Guarantee.
(a)     (i) Each Guarantor (other than Canadian Guarantors and UK Guarantors) hereby irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the payment when and as due of all the Obligations;
(ii)     each Canadian Guarantor hereby irrevocably and unconditionally guarantees, jointly with the other Canadian Guarantors and severally, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of the Canadian Borrowing Subsidiaries (other than its own Obligations as a Canadian Borrowing Subsidiary); and
(iii)     each UK Guarantor hereby irrevocably and unconditionally guarantees, jointly with the other UK Guarantors and severally, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of the UK Borrowing Subsidiaries (other than its own Obligations as a UK Borrowing Subsidiary).
(b)     Each of the Guarantors further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Without prejudice to the Borrowers’ rights to receive demands for payment in accordance with the terms of the Credit Agreement and to the fullest extent permitted by law, each of the Guarantors waives presentment to, demand of payment from and protest to any Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.
SECTION 3.    Guarantee of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent or Lender to any balance of any deposit account or credit on the books of any Agent or Lender in favor of any Borrower or any other Person.
SECTION 4.    No Limitations, Etc.
(a)     Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 20, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Agent or Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of any Loan Document or otherwise; (ii) any extension or renewal of any of the Obligations; (iii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (v) any other act, omission or delay to do any other act that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations guaranteed hereunder by such Guarantor) or which would impair or limit the right of any Guarantor to subrogation.
(b)     To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any (i) law or regulation of any jurisdiction or any other event affecting any term of an Obligation or (ii) defense of the Borrowers or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowers or any other Loan Party, other than the payment in full in cash of all the Obligations guaranteed hereunder by such Guarantor. The Agents and the Lenders may, at their election, compromise or adjust any part of the Obligations, make any other accommodation with any of the Borrowers or any other Loan Party or exercise any other right or remedy available to them against any of the Borrowers or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations guaranteed hereunder by such Guarantor have been fully paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any of the Borrowers or any other Loan Party, as the case may be.
SECTION 5.    Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation guaranteed hereunder by such Guarantor is rescinded or must otherwise be restored by any Agent or Lender upon the bankruptcy or reorganization of any Borrower, any other Loan Party or otherwise.
SECTION 6.    Agreement to Pay; Indemnity; Subrogation; Contribution. In furtherance of the foregoing and not in limitation of any other right which any Agent or Lender may have at law or in equity against any Guarantor by virtue hereof, upon the failure of any of the Borrowers or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor that guarantees such Obligation hereby promises to and will, upon receipt of written demand by any Agent or Lender, forthwith pay, or cause to be paid, to the Applicable Agent or Lender in cash the amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. Each Guarantor further agrees that if payment in respect of any Obligation guaranteed hereunder by such Guarantor shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent or Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, such Guarantor shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify each Agent and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment. Upon payment by any Guarantor of any sums as provided in this Section 6, all rights of such Guarantor against any of the Borrowers or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinated and junior in right of payment to the prior payment in full in cash of all the Obligations owed by such Borrower or Guarantor to the Agents and Lenders.
Subject to the subordination provisions contained in the preceding paragraph of this Section 6, (i) each of the Borrowers agrees to indemnify any Guarantor making any payment as required under this

Section 6 for the full amount of such payment and, until such indemnification obligation shall have been satisfied, such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment, and (ii) each Guarantor (a “Contributing Guarantor”) agrees that, in the event a payment shall be made by any other Guarantor under this Agreement, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrowers as provided for in clause (i), the Contributing Guarantor shall, to the extent the Claiming Guarantor shall not have been so indemnified by the Borrowers, indemnify the Claiming Guarantor in an amount equal to the amount of such payment, multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 21, the date of the Supplement hereto executed and delivered by such Guarantor) and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 21, the date of the Supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6 shall be subrogated to the rights of such Claiming Guarantor under clause (i) to the extent of such payment.
SECTION 7.    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each of the Borrowers’ and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Agents or any Lender will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.
SECTION 8.    Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.01 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Company as provided in Section 10.01 of the Credit Agreement.
SECTION 9.    Survival of Agreement. All covenants, agreements, representations and warranties made by the Guarantors herein and in any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and acceptance and purchase of any B/As, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or B/A or any fee or any other amount payable under any Loan Document is outstanding and so long as the Commitments have not expired or terminated.
SECTION 10.    Binding Effect; Several Agreement. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the Lenders and their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.
SECTION 11.    Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.
SECTION 12.    Administrative Agent’s Fees and Expenses; Indemnification.
(a)     The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expense incurred hereunder as provided in Section 10.03 of the Credit Agreement.
(b)     Without limitation of its indemnification obligations under the other Loan Documents, each Guarantor jointly and severally agrees to indemnify the Administrative Agent and the other Indemnitees (as defined in Section 10.03 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all actual out-of-pocket losses, claims, damages, liabilities and related expenses (other than Taxes which, in all cases, are subject to indemnity only pursuant to Section 2.16 of the Credit Agreement and the last sentence of this clause (b)), including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement in relation to such Guarantor or any claim, litigation, investigation or proceeding relating to the foregoing agreement, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by any of the Borrowers or any other Loan Party); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties. Subject to Section 2.16 of the Credit Agreement, all payments by each Guarantor under this Agreement shall be made without reduction or withholding for any Indemnified Taxes or Other Taxes (and the Administrative Agent and each Guarantor hereby agree to comply with the provisions of Section 2.16 of the Credit Agreement as if said Section referred to this Agreement and payments by such Guarantor hereunder).
(c)     Any such amounts payable as provided hereunder shall be additional Obligations. The provisions of this Section 12 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent or Lender. All amounts due under this Section 12 shall be payable promptly after written demand therefor.
SECTION 13.    Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 14.    Waivers; Amendment.
(a)     No failure or delay by any Agent or Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 14, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.
(b)     Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into between the Administrative Agent and the Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.02 of the Credit Agreement.
SECTION 15.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 16.    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 17.    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10. Delivery of an executed signature page to this Agreement by facsimile transmission (or other electronic transmission (including by .pdf)) shall be as effective as delivery of a manually signed counterpart of this Agreement.
SECTION 18.    Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 19.    Jurisdiction; Consent to Service of Process.
(a)     Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.
(b)    Each of the Guarantors hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section 19. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably appoints the Company as agent of process and consents to service of process to the Company in the manner provided for notices in Section 10.01 of the Credit Agreement. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 20.    Termination or Release.
(a)     Subject to the reinstatement provisions of Section 5, the guarantee of a Guarantor hereunder shall be automatically terminated when all Obligations guaranteed by such Guarantor have been paid in full (other than Letters of Credit that have expired, terminated, or are cash collateralized or otherwise backstopped in a manner reasonably acceptable to the applicable Issuing Bank) and the Lenders have no further commitment under the Credit Agreement to lend to, or accept and purchase B/As issued by, any Borrower whose Obligations are guaranteed by such Guarantor hereunder. Subject to the reinstatement provisions of Section 5, this Agreement shall terminate when all the Obligations have been paid in full and the Lenders have no further commitment to lend or accept and purchase B/As under the Credit Agreement.
(b)     A Guarantor, including any Elective Guarantor, shall automatically be released from its obligations (or portion of such obligations in the case of clause (y), if applicable) hereunder (x) upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Subsidiary of the Company; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise and (y) in the case of any Elective Guarantor, in accordance with the final sentence of Section 5.09(b) of the Credit Agreement.
(c)     In connection with any termination or release pursuant to paragraphs (a) or (b), the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 20 shall be without recourse to or warranty by the Administrative Agent.
SECTION 21.    Additional Subsidiaries. Pursuant to Section 5.09 of the Credit Agreement, each Subsidiary that is required to become a Guarantor hereunder pursuant to the Guarantee Requirement (such a Subsidiary, a “Required Guarantor Subsidiary”) that was not in existence or not a Required Guarantor Subsidiary on the date of the Credit Agreement is required to enter into this Agreement as a Guarantor within 15 days of becoming a Required Guarantor Subsidiary. Upon execution and delivery by the Administrative Agent and a Required Guarantor Subsidiary of an instrument in the form of Exhibit I hereto, such Required Guarantor Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.
SECTION 22.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 22 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 23. Judgment Currency. The obligations of each Guarantor in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor in the Agreement Currency, the Applicable Creditor shall refund the amount of such excess to the applicable Guarantor. The obligations of the parties contained in this Section 23 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
MOLSON COORS BREWING COMPANY, as Borrower
By:
    Name:
    Title:
MOLSON COORS INTERNATIONAL LP, as Borrower and as Guarantor
By:
    Name:
    Title:
COORS BREWING COMPANY, as Guarantor
By:
    Name:
    Title:
CBC HOLDCO LLC, as Guarantor
By:
    Name:
    Title:
CBC HOLDCO 2 LLC, as Guarantor
By:
    Name:
    Title:

MC HOLDING COMPANY LLC, as Guarantor
By:
    Name:
    Title:
NEWCO3, INC., as Guarantor
By:
    Name:
    Title:
MOLSON COORS HOLDCO INC., as Guarantor
By:
    Name:
    Title:

MOLSON COORS CAPITAL FINANCE ULC, as Guarantor
By:
    Name:
    Title:
MOLSON COORS INTERNATIONAL GENERAL, ULC, as Guarantor
By:
    Name:
    Title:
COORS INTERNATIONAL HOLDCO, ULC, as Guarantor
By:
    Name:
    Title:
MOLSON COORS CALLCO ULC, as Guarantor
By:
    Name:
    Title:
MOLSON COORS CANADA HOLDCO, ULC, as Canadian Guarantor
By:
    Name:
    Title:
MOLSON HOLDCO, ULC, as Canadian Guarantor
By:
    Name:
    Title:

3230600 NOVA SCOTIA COMPANY, as Canadian Guarantor
By:
    Name:
    Title:

MOLSON CANADA 2005, as Borrower and as Guarantor
By:
    Name:
    Title:
By:
    Name:
    Title:
MOLSON COORS CANADA INC., as Borrower and as Canadian Guarantor
By:
    Name:
    Title:
By:
    Name:
    Title:
MOLSON INC., as Canadian Guarantor
By:
    Name:
    Title:
By:
    Name:
    Title:

MOLSON COORS BREWING COMPANY (UK) LIMITED, as Borrower and as Elective Guarantor
By:
    Name:
    Title:
MOLSON COORS HOLDINGS LIMITED, as UK Guarantor and Elective Guarantor
By:
    Name:
    Title:
GOLDEN ACQUISITION, as UK Guarantor and Elective Guarantor
By:
    Name:
    Title:
MOLSON COORS (UK) HOLDINGS LLP, as UK Guarantor
By:
    Name:
    Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent
By:
    Name:
    Title:
By:
    Name:
    Title:

Schedule I to
the Subsidiary Guarantee Agreement
GUARANTORS
COORS BREWING COMPANY
CBC HOLDCO 2 LLC
CBC HOLDCO LLC
NEWCO3, INC.
MOLSON COORS INTERNATIONAL GENERAL, ULC
COORS INTERNATIONAL HOLDCO, ULC
MOLSON COORS INTERNATIONAL LP
MOLSON COORS CAPITAL FINANCE ULC
MOLSON COORS CALLCO ULC
MOLSON COORS CANADA HOLDCO, ULC
MOLSON COORS CANADA INC.
MOLSON HOLDCO, ULC
MOLSON INC.
MOLSON CANADA 2005
3230600 NOVA SCOTIA COMPANY
MOLSON COORS (UK) HOLDINGS LLP
GOLDEN ACQUISITION
MOLSON COORS HOLDINGS LIMITED
MOLSON COORS BREWING COMPANY (UK) LIMITED
MC HOLDING COMPANY LLC
MOLSON COORS HOLDCO INC.

Exhibit I to
the Subsidiary Guarantee Agreement
SUPPLEMENT NO. ___, dated as of _________, 20__, to the Subsidiary Guarantee Agreement dated as of [          ], 2014, among MOLSON COORS BREWING COMPANY, a Delaware corporation (the “Company”), MOLSON COORS BREWING COMPANY (UK) LIMITED, MOLSON CANADA 2005, MOLSON COORS CANADA INC. and MOLSON COORS INTERNATIONAL LP (the “Initial Borrowing Subsidiaries” and, together with the Company and other Borrowing Subsidiaries from time to time party to the Credit Agreement, the “Borrowers”), each subsidiary of the Company listed on Schedule I hereto (each such subsidiary individually, a “Guarantor” and collectively, the “Guarantors”) and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (the “Administrative Agent”).
A.     Reference is made to the Credit Agreement dated as of June 18, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Initial Borrowing Subsidiaries and other Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, the Administrative Agent, Deutsche Bank AG New York Branch, as an Issuing Bank, Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent, and Bank of America, N.A., as an Issuing Bank.
B.     Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Subsidiary Guarantee Agreement referred to therein.
C.     The Guarantors have entered into the Subsidiary Guarantee Agreement in order to induce the Lenders to make Loans and accept and purchase B/As upon the terms and subject to the conditions set forth in the Credit Agreement. Section 21 of the Subsidiary Guarantee Agreement provides that additional Subsidiaries of the Company may become Guarantors under the Subsidiary Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Subsidiary Guarantee Agreement in order to induce the Lenders to make additional Loans and accept and purchase additional B/As and as consideration for Loans previously made and B/As previously accepted and purchased.
Accordingly, the Administrative Agent and the New Subsidiary agree as follows:
SECTION 1.    In accordance with Section 21 of the Subsidiary Guarantee Agreement, the New Subsidiary by its signature below becomes a Guarantor under the Subsidiary Guarantee Agreement with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Subsidiary Guarantee Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof. Each reference to a “Guarantor” in the Subsidiary Guarantee Agreement shall be deemed to include the New Subsidiary. The Subsidiary Guarantee Agreement is hereby incorporated herein by reference.
SECTION 2.    The New Subsidiary represents and warrants to the Administrative Agent and the Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

E-I-1

SECTION 3.    This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission (or other electronic transmission (including by .pdf)) shall be as effective as delivery of a manually signed counterpart of this Supplement.
SECTION 4.    Except as expressly supplemented hereby, the Subsidiary Guarantee Agreement shall remain in full force and effect.
SECTION 5.    THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6.    In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 8 of the Subsidiary Guarantee Agreement. All communications and notices hereunder to the New Subsidiary shall be given to it at the address set forth under its signature below.
SECTION 8.    The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and out-of-pocket disbursements of counsel for the Administrative Agent.

E-I-2

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Subsidiary Guarantee Agreement as of the day and year first above written.
[NAME OF NEW SUBSIDIARY]
By:
    Name:
    Title:
DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent
By:
    Name:
    Title:

E-I-3

EXHIBIT F
ISSUING BANK AGREEMENT
ISSUING BANK AGREEMENT dated as of ________ __, 20__, among MOLSON COORS BREWING COMPANY (the “Company”), ____________, as issuing bank (in such capacity, the “Issuing Bank”) and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders under the Credit Agreement dated as of June 18, 2014 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Initial Borrowing Subsidiaries and other Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto, the Issuing Banks from time to time party thereto, the Administrative Agent and Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent.
This Agreement constitutes an Issuing Bank Agreement under and as defined in the Credit Agreement. Each capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.
SECTION 1.    Letter of Credit Commitment. The Issuing Bank hereby agrees to be an “[US] [Canadian] Issuing Bank” under the Credit Agreement, and may from time to time agree to issue [Global Tranche Letters of Credit and US/UK Tranche Letters of Credit] [Global Tranche Letters of Credit] under the Credit Agreement in amounts to be agreed upon, subject to the terms and conditions hereof and of the Credit Agreement; provided, however, that Letters of Credit issued by the Issuing Bank hereunder shall be subject to the limitations set forth on Schedule I hereto and in the Credit Agreement.
SECTION 2.    Issuance Procedure. In order to request the issuance of a Letter of Credit by the Issuing Bank (except in respect of a deemed issuance in accordance with Section 2.04(a) of the Credit Agreement), the applicable Borrower shall hand deliver, fax, telecopy or transmit via electronic means a notice (in a form reasonably acceptable to the Issuing Bank and specifying the information required by Section 2.04(b) of the Credit Agreement) to the Issuing Bank, at its address or telecopy number specified on Schedule I hereto (or such other address or telecopy number as the Issuing Bank may specify by notice to the Company), not later than three Business Days prior to the proposed date of issuance of such Letter of Credit. A copy of such notice shall be sent, concurrently, by the applicable Borrower to the Applicable Agent in the manner specified under Section 2.04(b) of the Credit Agreement. Upon receipt of such notice, the Issuing Bank shall consult the Administrative Agent by telephone in order to determine (i) whether the conditions specified in the last sentence of Section 2.04(b) of the Credit Agreement will be satisfied in connection with the issuance of such Letter of Credit and (ii) whether the requested expiration date for such Letter of Credit complies with Section 2.04(c) of the Credit Agreement.
SECTION 3.    Issuing Bank Fees, Interest and Payments. The fronting fees and standard fees with respect to the issuance, amendment, renewal, transfer or extension of any letter of credit or processing of drawings thereunder (“Issuing Bank Fees”) referred to in Section 2.11(b) of the Credit Agreement, which are payable to the Issuing Bank in respect of Letters of Credit issued hereunder, are specified on Schedule I hereto (it being understood that such fees shall be in addition to the Issuing Bank's customary documentary and processing charges in connection with the issuance, amendment or transfer of any Letter of Credit issued hereunder which are not included in Issuing Bank Fees). Each payment of Issuing Bank Fees payable hereunder shall be made not later than [________], New York City time, on the date when due, in immediately available funds, to the account of the Issuing Bank specified on Schedule I hereto or to such other Lender specified on Schedule I hereto (or to such other account of the Issuing Bank as it may specify by notice to the applicable Borrower).

SECTION 4.    Credit Agreement Terms. Notwithstanding any provision hereof which may be construed to the contrary, it is expressly understood and agreed that (a) this Agreement is supplemental to the Credit Agreement and is intended to constitute an Issuing Bank Agreement, as defined therein (and, as such, constitutes an integral part of the Credit Agreement as though the terms of this Agreement were set forth in such Credit Agreement), (b) each Letter of Credit issued hereunder shall constitute a “Global Tranche Letter of Credit' or “US/UK Tranche Letter of Credit,” as applicable], and each LC Disbursement made under any such Letter of Credit shall constitute a “LC Disbursement,” for all purposes of the Credit Agreement, (c) the Issuing Bank's commitment to issue Letters of Credit hereunder, and each and every Letter of Credit requested or issued hereunder, shall in each case be subject to the terms and conditions and entitled to the benefits of the Credit Agreement and (d) the terms and conditions of the Credit Agreement are hereby incorporated herein as though set forth herein in full and shall supersede any contrary provisions hereof.
SECTION 5.    Notices. All communications and notices hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by electronic communication or facsimile transmission as provided in Section 10.01 of the Credit Agreement.
SECTION 6.    Binding Agreement: Assignments.
(a)     This Agreement and the terms, covenants and conditions hereof shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Company and the Issuing Bank shall not be permitted to assign this Agreement or any interest herein without the prior written consent of the other parties to this Agreement other than as set forth in paragraph (b).
(b)     The Issuing Bank may not assign its commitment to issue Letters of Credit hereunder without the consent of the Company and prior notice to the Administrative Agent. In the event of an assignment by the Issuing Bank of all its other interests, rights and obligations under the Credit Agreement, then the Issuing Bank's commitment to issue Letters of Credit hereunder in respect of the Credit Agreement shall terminate unless the Issuing Bank, the Company and the Administrative Agent otherwise agree.
SECTION 7.    Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 8.    Survival of Agreement. All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments prepared or delivered in connection with this Agreement shall be considered to have been relied upon by the Issuing Bank and shall survive the issuance by the Issuing Bank of the Letters of Credit and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any of the other Loan Documents or any Letter of Credit is outstanding and unpaid and so long as the Commitments have not been terminated.
SECTION 9.    Severability. Any provision of this Agreement or the Credit Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 10.    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic imaging means (including by .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 11.    Interpretation. To the extent that the terms and conditions of this Agreement conflict with the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.
MOLSON COORS BREWING COMPANY,
By    ____________________________________
Name:    ____________________________________
Title:    ____________________________________
[_____________________________], as Issuing Bank,
By    ____________________________________
Name:    ____________________________________
Title:    ____________________________________
Accepted:
DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent,
By    _____________________________________
Name:    _____________________________________
Title:    _____________________________________
Issuing Bank: ________________________________
Issuing Bank's Address and Telecopy Number for Notice:    __________________________________
__________________________________
__________________________________

Schedule I to the Issuing Bank Agreement
[__________], as a [US] [Canadian] Issuing Bank under the Credit Agreement
Time of Day by Which Notices Must Be Received: ______________________
Issuing Bank Fees: ___________________
Issuing Bank's Account for Payment of Issuing Bank Fees: __________________
In addition, the following fees shall be payable under the terms of Section 2.11(b) of the Credit Agreement.
Opening Fee ______________________
Amendment Fee ___________________
Drawing Fee ______________________
Other fees specific to the Issuing Bank
Fax: [ ]
A notice requesting the issuance of a Letter of Credit must be received by the Issuing Bank by [__________].
The fronting fee set forth in Section 2.11(b) of the Credit Agreement, which fee shall be equal to [__________].
$[________
$[________
$[________
$[________] (plus cost of cable)